Exhibit 10.11

STOCK PURCHASE AGREEMENT
DATED AS OF
FEBRUARY 17, 2016,
By and Among
CHRISTI DIANE BABB, an individual
and
JACK MADDEN, JR., an individual
collectively, Sellers,
and
SECURITY NATIONAL FINANCIAL CORPORATION,
Purchaser

4.7	Investigation and Evaluation	22
4.8	Information on Change of Control Application	22
ARTICLE V	COVENANTS OF THE SELLERS; JOINT CONSENTS	22
5.1	Regulatory Approvals	22
5.2	Access by the Purchaser	22
5.3	No Negotiations, etc	23
5.4	Conduct of Business	23
5.5	Financial Statements and Reports	25
5.6	Investments	25
5.7	Employee Matters	25
5.8	No Charter Amendments	26
5.9	No Issuance of Securities	26
5.10	No Dividends	26
5.11	No Disposal of Property	26
5.12	No Breach or Default	27
5.13	Indebtedness	27
5.14	No Acquisitions	27
5.15	Intercompany Liabilities	27
5.16	Tax Matters	27
5.17	Notice and Cure	27
5.18	Regulatory Matters	28
5.19	Access to Information	29
5.20	Employee Benefits	30
ARTICLE VI	COVENANTS OF THE PURCHASER	31
6.1	Regulatory Approvals	31
6.2	Reserved	31
6.3	Notice and Cure	31
ARTICLE VII	CONDITIONS TO OBLIGATIONS OF THE PURCHASER	32
7.1	Representations and Warranties	32
7.2	Performance	32
7.3	Certificates of the Sellers	33
7.4	No Injunction	33
7.5	No Proceeding or Litigation	33
7.6	Consents, Authorizations, etc	33
ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF THE SELLERS	33
8.1	Representations and Warranties	33
8.2	Performance	34
8.3	Officers' Certificates	34
8.4	No Injunction	34
8.5	Consents, Authorizations, etc	34
ARTICLE IX	SURVIVAL OF PROVISIONS; REMEDIES	34
9.1	Survival	34
9.2	Available Remedies	35

ARTICLE X	INDEMNIFICATION	35
10.1	Tax Indemnification	35
10.2	Other Indemnification	36
10.3	Method of Asserting Claims	37
10.4	After-Tax Damages	39
10.5	Limitations on Indemnificatio	39
10.6	Exclusive Remedy	40
ARTICLE XI	TERMINATION	40
11.1	Termination	40
11.2	Effect of Termination	41
ARTICLE XII	MISCELLANEOUS	41
12.1	Notices	41
12.2	Entire Agreement	43
12.3	Expenses	43
12.4	Public Announcements	43
12.5	Confidentiality	43
12.6	Section 338(h)(10) Election	44
12.7	Further Assurances	44
12.8	Waiver or Extension	44
12.9	Amendment	44
12.10	Counterparts	44
12.11	No Third Party Beneficiaries	44
12.12	Governing Law	45
12.13	Binding Effect	45
12.14	Assignment	45
12.15	Headings, etc	45
12.16	Invalid Provisions	45
12.17	Limitations	45
12.18	Disclosure Schedules	45
12.19	Certain Understandings	46
12.20	Attorney Client Privilege and Conflict Waiver	46

SCHEDULES
Schedule 1	Reppond Stock Ownership
Schedule 1.1	Definitions of Terms
Schedule 2.2	Transferred Real Estate
Schedule 2.4	Charbonnet Property
Schedule 3.1	Certificates of Authority of First Guaranty
Schedule 3.3	Capital Stock of the Company
Schedule 3.5(a)	Governmental Authority Consents and Approvals
Schedule 3.5(e)	Other Consents and Approvals
Schedule 3.7	Statutory Financial Statements
Schedule 3.9	Reserves
Schedule 3.10	Absence of Changes
Schedule 3.11	Undisclosed Liabilities
Schedule 3.12	Taxes
Schedule 3.13	Litigation
Schedule 3.14	Compliance with Laws
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(e)	Post-Retirement or Post-Termination Benefits
Schedule 3.16	Properties
Schedule 3.17	Material Contracts
Schedule 3.18	Insurance Issued by First Guaranty
Schedule 3.19	Licenses and Permits
Schedule 3.20	Operations Insurance
Schedule 3.21	Intercompany Liabilities
Schedule 3.22	Bank Accounts
Schedule 3.23	Brokers

EXHIBITS
A –	Certificate of the Sellers
B –	Officer's Certificate of the Purchaser
C –	Secretary's Certificate of the Purchaser
D –	1, 2, 3 and 4 -- Releases under Prior Stock Purchase Agreements
E –	Form of Transferred Real Estate Transfer Deed

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 17, 2016 by and between SECURITY NATIONAL FINANCIAL CORPORATION, a Utah corporation (the "Purchaser"), and CHRISTI DIANE BABB, an individual ("Babb") and JACK MADDEN, JR., an individual ("Madden") (each of Babb and Madden a "Seller" and collectively, the "Sellers"), with respect to the acquisition by the Purchaser of all of the outstanding capital stock of REPPOND HOLDING COMPANY, an Arkansas corporation ("Reppond") which is the sole shareholder of all outstanding capital stock of First Guaranty Insurance Company, a Louisiana domestic stock legal reserve life insurance company ("First Guaranty")(each of Reppond and First Guaranty sometimes referred to herein individually or collectively, as applicable, as the "Company").  The Purchaser and the Sellers or each Seller are sometimes referred to herein individually as a "Party" and collectively as the "Parties."
W I T N E S S E T H:
WHEREAS, Reppond is a corporation duly organized, existing and in good standing under the laws of the State of Arkansas with authorized capital stock of One Hundred Thousand (100,000) shares of common stock with a par value of One and NO/100s Dollar ($1.00) per share (the "Common Stock"), of which 128 shares are issued and outstanding and are owned beneficially and/or of record by the Sellers as set forth on Schedule 1 (the "Shares");
WHEREAS, Reppond is the sole shareholder of First Guaranty a domestic stock legal reserve life insurance company duly organized, existing and in good standing under the laws of the State of Louisiana with an authorized capital of One Million (1,000,000) shares of common stock with a par value of One and NO/100s Dollar ($1.00) per share (the "First Guaranty Common Stock"), of which One Million (1,000,000) shares are issued and outstanding and are owned beneficially and/or of record by Reppond (the "First Guaranty Shares");
WHEREAS, the Sellers desire to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase and acquire from the Sellers, the Shares for the consideration and upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1Terms Defined.  The capitalized terms used in this Agreement and not defined herein shall have the meanings specified in Schedule 1.1.
1.2Other Definitional Provisions.  Unless the context otherwise requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular; words denoting gender shall include the masculine, feminine and neuter; the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; unless otherwise specified, all Article and Section references pertain to this Agreement; and the term "or" means "and/or."

ARTICLE II
PURCHASE AND SALE OF THE SHARES AND CLOSING

2.1Purchase and Sale of the Shares.  Pursuant to the terms of this Agreement, on the Closing Date and effective as of the Effective Date, the Purchaser shall purchase the Shares from the Sellers, and the Sellers shall sell, transfer and convey the Shares to the Purchaser, upon the terms and conditions set forth in this Agreement.
2.2Purchase Price.
(a)            The total aggregate consideration for the Shares purchased by the Purchaser from the Sellers shall be Six Million Seven Hundred Fifty-Three Thousand and NO/100s Dollars ($6,753,000.00) subject to the increase, if any, pursuant to Section 2.4 (the "Purchase Price"). The Purchase Price, less the  amounts to be paid under the Prior Stock Purchase Agreements, in accordance with Section 2.2(a)(ii) below, shall be paid to the Sellers at the Closing, as allocated below between the Sellers, in consideration of the transfer of each Seller's ownership of the Shares as set forth on Schedule 1.  The portion of the Purchase Price allocated to Madden shall be payable to Madden in cash and the portion of the Purchase Price allocated to Babb shall be payable to Babb in a combination of cash and the real estate properties owned by First Guaranty listed on Schedule 2.2 (to the extent such real estate properties have not been sold prior to the Closing) (the "Transferred Real Estate"), and the cash portion of the Purchase Price payable to Babb shall be reduced by an amount equal to the Book Value of the Transferred Real Estate (the Book Value of each real estate property being shown on Schedule 2.2 and aggregating $863,997.00) transferred to Babb at the Closing.  The Purchase Price shall be allocated between the Sellers as follows:
(i)            Madden - $1,691,250.00.
(ii)            Babb-$5,061,750.00 less all amounts paid at the Closing by the Purchaser or the Company to David Madden, Lynda Madden, Jack Madden, Sr., and Jack Madden, Jr. (the "Former Shareholders"), pursuant to those certain Stock Purchase Agreements dated December 16, 2010 (the "Prior Stock Purchase Agreements") in exchange for full releases of all Liens and Liabilities under the Prior Stock Purchase Agreements in substantially the same form attached to the this Agreement as Exhibits D - 1, 2, 3 and 4.  Any increase in the Purchase Price in accordance with Section 2.4 will increase the cash portion of the Purchase Price due to Babb and not Madden.
(b)            The Sellers acknowledge that the allocation of the Purchase Price between them in accordance with Section 2.2(a) was negotiated only between the Sellers and represents their agreement on the allocation of the Purchase Price. The Sellers agree to indemnify and hold the Purchaser harmless from any claim, expense or liability asserted by them against the Purchaser arising from or relating to such allocation of the Purchase Price.
2.3The Closing; Closing Date.  The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Articles VII and VIII, at such time and location as the Parties may mutually agree on a date (the "Closing Date") to be mutually agreed upon between the Parties or, if no date has been agreed to, on the first Business Day of the month following the month in which all of the conditions set forth in Articles VII and VIII (other than delivery of any certificates, documents or other agreements to be delivered at Closing) have been satisfied or waived.  At the option of the Parties, documents to be delivered at Closing may be delivered by facsimile or other electronic transmission, and the delivery of the original documents shall be made on the first Business Day following the Closing Date.  At the Closing:

(a)            the Parties shall deliver the documents and certificates required to be delivered by Articles VII and VIII; provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII; and consummate the purchase and sale of the Shares by delivery by the Sellers to the Purchaser of certificates representing the Shares in proper form for transfer, or accompanied by stock powers executed by the Sellers for purchase by the Purchaser, transferring good and indefeasible title to the Shares to the Purchaser, free and clear of all encumbrances other than any created by the articles of incorporation and bylaws of Reppond and applicable securities laws, and in consideration of their receipt of their respective portions of the Purchase Price as provided in Section 2.2;
(b)            the Purchaser shall pay each of the Sellers their respective portions of the cash portion of the Purchase Price as provided in Section 2.2, which shall be remitted by the Purchaser to each Seller by wire transfer of immediately available funds to an account designated by each Seller and, with respect to the portion of the Purchase Price to be paid to Babb by the Transferred Real Estate owned by First Guaranty on the Closing Date, by delivery of transfer deeds from First Guaranty to Babb in the form of Exhibit E hereto.  The Sellers shall provide the Purchaser with wire transfer instructions and bank routing numbers for the payment of their respective portions of the cash portion of the Purchase Price at least forty-eight (48) hours prior to the Closing Date;
(c)            the Purchaser shall pay to each of the Former Shareholders the amount owed to each under the Prior Stock Purchase Agreements as provided in Section 2.2(a)(ii) or, if the Company has made any such payment, the Purchaser shall pay such amount to the Company.
(d)            the Purchaser shall contribute cash to the capital of First Guaranty equal to the Book Value of the Transferred Real Estate; and
(e)            the Sellers shall deliver the resignations of each of the officers and members of the Board of Directors of Reppond and First Guaranty, effective as of the Effective Date.
2.4Babb Purchase Price Adjustment. In the event the "Charbonnet Property" set forth on Schedule 2.4 is sold prior to Closing and the selling price is equal to or greater than the Book Value of the Charbonnet Property set forth on Schedule 2.4, the Purchase Price will be increased by $200,000 plus an amount equal to the net proceeds received by the Company from the sale in excess of that Book Value.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Disclosure Schedule, which the Purchaser acknowledges receipt of by executing this Agreement, the Sellers hereby severally but not jointly represent and warrant to the Purchaser as follows as of the date hereof or such earlier date as expressly provided in this Article III; provided, with regard to Section 3.2 and Schedule 1, each Seller shall be responsible only for his or her representations concerning his or her authority and ownership of the number of Shares as set forth on Schedule 1:
3.1Organization.  Reppond is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas.  First Guaranty is a stock legal reserve life insurance company duly incorporated, validly existing, and in good standing under the Laws of the State of Louisiana and possesses a current Certificate of Authority in each of the jurisdictions set forth on Section 3.1 of the Disclosure Schedule.  The Sellers have full power and authority to enter into this Agreement, to sell the Shares to the Purchaser upon the terms and conditions set forth herein, and to perform their respective obligations under this Agreement.  The Sellers have made available to the Purchaser true and complete copies of the articles of incorporation (as certified by the appropriate governmental or regulatory authorities) and the bylaws of Reppond and First Guaranty, including all amendments thereto through the date of this Agreement.
3.2Authority.  This Agreement constitutes a legal, valid, and binding obligation of the Sellers and is enforceable against the Sellers, as applicable, in accordance with its terms, except to the extent that enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefore may be brought.
3.3Capital Stock.  The authorized capital stock of Reppond as of the date of this Agreement consists of One Hundred Thousand (100,000) shares of common stock with a par value of One and NO/100s Dollar ($1.00) per share, of which one hundred twenty eight (128) shares are validly issued and outstanding, fully paid and nonassessable, and all of which are owned beneficially and of record by the Sellers as set forth on Schedule 1, free and clear of all Liens, except for Liens disclosed in Section 3.3 of the Disclosure Schedule.  The authorized capital stock of First Guaranty as of the date of this Agreement consists of Five Million (5,000,000) shares of common stock with a par value of One and NO/100s Dollar ($1.00) per share, of which One Million (1,000,000) shares are validly issued and outstanding, fully paid and nonassessable, and all of which are owned beneficially and of record by Reppond, free and clear of all Liens, except for Liens disclosed in Section 3.3 of the Disclosure Schedule.  There are no outstanding securities, obligations, rights, subscriptions, warrants, options, charter or founders insurance policies, phantom stock rights, or (except for this Agreement) other Contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company (or any interest therein) or any security or Liability of any kind convertible into or exchangeable for any shares of capital stock of the Company (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Common Stock or the First Guaranty Common Stock, or any rights to participate in the equity, income, or election of directors of the Company.
3.4Subsidiaries.  Except for Reppond's ownership of First Guaranty, neither Reppond nor First Guaranty controls (whether directly or indirectly, whether through the ownership of securities or by Contract or proxy, and whether alone or in combination with others) any interest in any corporation, partnership, business organization, or other similar Person that is an entity.

3.5No Conflicts or Violations.  The execution and delivery of this Agreement by the Sellers does not, and the performance by the Sellers of their respective obligations hereunder and thereunder will not:
(a)            subject to obtaining the approvals or the expiration of the waiting periods contemplated by Section 5.1 as disclosed in Section 3.5(a) of the Disclosure Schedule, violate any term or provisions of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Sellers;
(b)            conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles of incorporation or bylaws of Reppond or First Guaranty;
(c)            result in the creation or imposition of any Lien upon any of the respective Assets and Properties of the Sellers or the Company, that individually or in the aggregate with any other Liens has had or would reasonably be expected to have a Material Adverse Effect;
(d)            conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which either the Sellers or the Company is a party or by which any of their respective Assets or Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect; or
(e)            require the Sellers or the Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except as disclosed in Section 3.5(e) of the Disclosure Schedule or those which the failure to obtain, make, or give individually or in the aggregate with any other such failures has not had or would not reasonably be expected to have a Material Adverse Effect.
3.6Books and Records.  The Books and Records contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, Board of Directors, and each committee thereof of the Company. The Books and Records of the Company accurately reflect in all material respects the Business or Condition of the Company, and have been maintained in all material respects in accordance with good business and bookkeeping practices.

3.7Financial Statements.
(a)            Sellers has previously delivered or made available to the Purchaser true and complete copies of the annual financial statements of First Guaranty for each of the years ended December 31, 2012, 2013, 2014 and 2015 (if and when available) (and the notes relating thereto) and quarterly financial statements for the first, second and third quarters of 2015 (and the notes, if any, relating thereto) as set forth in Section 3.7(a) of the Disclosure Schedule.
(b)            Except as disclosed in Section 3.7(b) of the Disclosure Schedule, each such financial statement of First Guaranty, and the notes relating thereto complied in all material respects with all applicable Laws when so filed, is true and complete in all material respects as of the date thereof, and fairly presents in all material respects the financial position of First Guaranty as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flow of First Guaranty for and during the respective periods covered thereby.
(c)            Reppond has no financial statements, but as of the date hereof, Reppond has no liabilities and Reppond's only asset is the stock of First Guaranty.  Since January 1, 2010, Reppond's only income has been dividends received from First Guaranty, and Reppond has had no expenses.
3.8No Other Financial Statements.  Except for the financial statements described in Section 3.7 (collectively, the "Financial Statements"), and except for monthly internal income statements and balance sheets prepared by First Guaranty, copies of which have previously been delivered or made available to the Purchaser, no other financial statements have been prepared by or with respect to First Guaranty (whether on a GAAP, SAP, consolidated, hybrid or other basis) or any part thereof.
3.9Reserves. Except as disclosed on Section 3.9 of the Disclosure Schedule or waived by Purchaser, all reserves and other similar amounts with respect to insurance as established or reflected in the September 30, 2015 Quarterly Statement (including, without limitation, the reserves and amounts reflected respectively on lines 1 through 11 of page 3 of the Quarterly Statement) were computed in accordance with commonly accepted actuarial standards consistently applied, were fairly stated in all material respects in accordance with the benefits specified by the provisions of the related insurance Contracts and in the related reinsurance, coinsurance, and other similar Contracts of First Guaranty and, to the Best Knowledge of the Sellers or the Company, meet the requirements in all material respects of the insurance Laws of the State of Louisiana and of the states in which such insurance Contracts were issued or delivered and when considered in light of the assets held by First Guaranty with respect to the reserves and related actuarial items, including without limitation then current assumptions concerning investment earnings on the assets and considerations anticipated to be received and retained under the insurance Contracts, mortality and morbidity experience, persistency and expenses, all such reserves and related actuarial items held in support of the insurance Contracts of the First Guaranty, were good, sufficient and adequate, in all material respects, as of September 30, 2015 (under commonly accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles), to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, expenses and other Liabilities of First Guaranty under all insurance Contracts under which First Guaranty has or will have any Liability (including, without limitation, any Liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract).  First Guaranty owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such statutory reserves and other similar amounts.  At Closing, if the Annual Statement of First Guaranty for December 31, 2015 has been filed, the Sellers shall be deemed to make the representations and warranties contained in this Section 3.9 with respect to such 2015 Annual Statement.

3.10Absence of Changes.  Except as disclosed in Section 3.10 of the Disclosure Schedule, since the latest Annual Statement or Quarterly Statement of First Guaranty available prior to the execution of this Agreement (whichever is the latest, the "Latest Statement"), there has not occurred any Material Adverse Effect.  Except as disclosed in Section 3.10 of the Disclosure Schedule, since the date of the end of the period covered in the Latest Statement (the "End of Period Date"), the Company has operated only in the Ordinary Course of Business, and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:
(a)            any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such stock or of any interest in or right to acquire any such stock;
(b)            any employment, deferred compensation, or other salary, wage, or compensation Contract entered into between the Company and any of its respective officers, directors, employees, agents, consultants, or similar representatives, except for normal and customary Contracts with agents, employees, and consultants in the Ordinary Course of Business; or any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any officer, director, employee, agent, consultant, or other similar representative of the Company other than routine increases that were made in the Ordinary Course of Business and that did not result in an increase of more than five percent (5%) of the respective salary, wages, or compensation of the Company; or any creation of any employee benefit plan or any contribution to or amendment or modification of any employee benefit plan other than in the Ordinary Course of Business;
(c)            any issuance, sale, or disposition by the Company of any debenture, note, stock, or other security issued by the Company, or any modification or amendment of any right of the holder of any outstanding debenture, note, stock, or other security issued by the Company;
(d)            any Lien created on or in any of the Assets and Properties of the Company, or assumed by the Company with respect to any of such Assets and Properties, which Lien individually or in the aggregate with any other Liens has had or would reasonably be expected to have a Material Adverse Effect;
(e)            any prepayment of Liabilities which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect;
(f)            any Liability for borrowed money by the Company;

(g)            any Liability incurred by the Company in any transaction (other than pursuant to any insurance Contract entered into in the Ordinary Course of Business) not involving the borrowing of money, except such Liabilities incurred by the Company, the result of which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;
(h)            as of the date of this Agreement, any damage, destruction, or loss (whether or not covered by insurance) affecting any of the Assets and Properties of the Company, which damage, destruction, or loss individually or in the aggregate exceeds $20,000;
(i)            any material change in any underwriting, actuarial, investment, financial reporting, or accounting practice or policy followed by the Company, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other accounting purposes;
(j)            any payment, discharge, or satisfaction by the Company of any Lien or Liability other than Liens or Liabilities that were paid, discharged, or satisfied in the Ordinary Course of Business, or were paid, discharged, or satisfied as required under this Agreement;
(k)            any cancellation of any material Liability owed to the Company by any other Person;
(l)            any material write off or write down of, or any determination to write off or down any of, the Assets and Properties of the Company or any portion thereof (other than any statutory write-down of investment assets);
(m)            any sale, transfer, or conveyance of any investments, or any other Assets and Properties of the Company in excess of $20,000, except for investment transactions by the Company in the Ordinary Course of Business and the sale of the Charbonnet Property;
(n)            as of the date of this Agreement, any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company, the result of which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;
(o)            any transaction or arrangement under which the Company paid, lent, or advanced any amount to or in respect of, or sold, transferred, or leased any of its Assets and Properties or any service to the Sellers (except for payments of salaries and wages in the Ordinary Course of Business, and except for payments made pursuant to any Contract disclosed in Section 3.10(b) or Section 3.17(a) of the Disclosure Schedule), or of any Affiliate of the Sellers, or any officer or director thereof; or any business or other Person in which the Sellers, or any such officer or director, or any such Affiliate has any material interest, except for advances made to, or reimbursements of expenses of, any officers or directors of the Company for travel and other business expenses in reasonable amounts in the Ordinary Course of Business; or advances or payments to any Affiliate of the Company pursuant to any Contract of the type described in Section 3.17(g);

(p)            any material amendment of, or any failure to perform its obligations under, or any default under, or any waiver of any right under, or any termination (other than on the stated expiration date) of, any Contract that involves or reasonably would involve the annual expenditure or receipt by the Company of a material amount, the result of which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;
(q)            any material adverse change in the amount or nature of the reserves, liabilities or other similar amounts of First Guaranty with respect to the insurance Contracts in force of First Guaranty (including, without limitation, reserves and other similar amounts of a type required to be reflected respectively on lines 1 through 11.3 on page 3 of any SAP Annual Statement of First Guaranty), other than such changes resulting from the lapse or termination of any such insurance Contracts;
(r)            any amendment to the articles of incorporation or bylaws of the Company;
(s)            any termination, amendment, or execution by First Guaranty of any reinsurance, coinsurance or other similar Contract, as ceding or assuming insurer (other than a termination of such Contracts on the stated expiration date);
(t)            any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets of the Company which exceeds $20,000;
(u)            any amendment or introduction by First Guaranty of any form of insurance Contract other than in the Ordinary Course of Business; or
(v)            other than this Agreement, any Contract to take any of the actions described in this Section other than actions expressly permitted under this Agreement.
3.11No Undisclosed Liabilities.  Except as disclosed in Section 3.11 of the Disclosure Schedule, there were no Liabilities (other than policyholder benefits payable in the Ordinary Course of Business and consistent with past practice and Liabilities disclosed on the Latest Statement or the notes thereto) against, relating to, or affecting the Company as of the End of Period Date, that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 3.11 of the Disclosure Schedule, since the End of Period Date, the Company has not incurred any Liabilities (other than policyholder benefits payable in the Ordinary Course of Business) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.
3.12Taxes.  Except as disclosed in Section 3.12 of the Disclosure Schedule:
(a)            All Tax Returns required to be filed with respect to or on behalf of the Company have been duly and timely filed, and all such Tax Returns are true and complete in all material respects.  The Company has duly and timely paid all Taxes that are due or claimed or asserted by any taxing authority to be due (unless such claims or asserted Taxes are being contested in good faith), from the Company for the periods covered by such Tax Returns or has duly provided for all such Taxes in the Books and Records of the Company and in accordance with SAP, including, without limitation, in the Financial Statements.  There are no Liens with respect to Taxes (except for Liens with respect to real and personal property Taxes not yet due) upon any of the Assets and Properties of the Company.

(b)            With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes in its respective Books and Records and in accordance with SAP, and such current accruals through the End of Period Date are duly and fully provided for in the Latest Statement for the period then ended.
(c)            The consolidated United States federal income Tax Returns of Reppond and First Guaranty have not been audited or examined by the IRS for any tax period subsequent to December 31, 2011.  The state, local, and foreign income Tax Returns of the Company have not been audited or examined. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company for any taxable period.  The Sellers have previously delivered or made available to the Purchaser true and complete copies of each of the United States federal, state, local, and foreign income Tax Returns, for each of the last three taxable years (ending December 31, 2014, 2013 and 2012) filed by the Company or filed by any affiliated or consolidated group of which the Company was then a member (insofar as such returns relate to the Company).
(d)            No audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or (to the Best Knowledge of the Sellers or the Company) threatened with respect to any Taxes due from the Company or any Tax Return filed by or relating to the Company.  To the Best Knowledge of the Sellers, or the Company no assessment of Tax is proposed against the Company, or any of its Assets and Properties.
(e)            No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign Law has been entered into by or with respect to the Company or any of its Assets and Properties which has effect in any tax period subsequent to 2014.
(f)            The Company has not agreed to, nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company, and the Company does not have any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company.  To the Best Knowledge of the Sellers or the Company, the IRS has not proposed any such adjustment or change in accounting method.
(g)            To the Best Knowledge of the Sellers or the Company, the Company is not presently in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes.  The Company has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable Laws.
(h)            The Company is not currently a party to any tax sharing arrangements.  The Company is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

(i)            There are no reinsurance, coinsurance, or other similar Contracts under which the Company receives or has received surplus relief.
(j)            The Company has not made any direct, indirect, or deemed distributions that have been or could be taxed pursuant to Section 815(a)(2) of the Code.
(k)            No material Liabilities have been proposed in connection with any audit or other proceeding by any Governmental Authority with respect to any Taxes due from the Company or any Tax Return filed by or relating to the Company that have not been finally resolved.
(l)            The Company is not a Party to any agreement, contract, plan or arrangement that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.
3.13Litigation.  Except as disclosed in Section 3.13 of the Disclosure Schedule, as of the date of this Agreement:
(a)            There are no actions, suits, investigations (to the Best Knowledge of the Sellers or the Company), or proceedings pending, or (to the Best Knowledge of the Sellers or the Company) threatened, against the Sellers, the Company or any of their respective Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.
(b)            There are no writs, judgments, decrees, or similar orders of any Person outstanding against the Company that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.
3.14Compliance with Laws.  Except as disclosed in Section 3.14 of the Disclosure Schedule, the Company is not in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Company or any of its Assets and Properties, the result of which violation individually or violations in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing:
(a)            The Company has duly and validly filed or caused to be so filed all reports, statements, documents, registrations, filings, or submissions that were required by Law to be filed with any Governmental Authority and as to which the failure to so file, individually or in the aggregate with other such failures, has had or would reasonably be expected to have a Material Adverse Effect; all such filings complied with applicable Laws in all material respects when filed and, no material deficiencies have been asserted by any Person with respect to any such filings.  The Sellers have previously delivered or made available to the Purchaser copies of the holding company registration statements, including the most recent annual amendments thereto, of the Company as filed with the Louisiana Department of Insurance.
(b)            The Sellers have previously delivered or made available to the Purchaser the reports reflecting the results of the most recent financial examinations of First Guaranty issued by the Louisiana Department of Insurance.  Except as disclosed in Section 3.14(b) of the Disclosure Schedule, all material deficiencies or violations in such report have been resolved to the satisfaction of the Louisiana Department of Insurance.

(c)            Except as disclosed in Section 3.14(c) of the Disclosure Schedule, all outstanding insurance Contracts issued, reinsured, or underwritten by First Guaranty are, to the extent required under applicable Laws, on forms which were submitted to and approved by the Governmental Authority of the jurisdiction where such insurance Contracts were issued or delivered, or have been filed with and not objected to by such Governmental Authority within the period provided for objection.  The rates charged for insurance under the outstanding insurance Contracts issued by First Guaranty have been determined in accordance with usual and customary actuarial principles and practices, and are not based upon the race of the insureds or proposed insureds under such insurance Contracts.
(d)            There are no claims pending, or (to the Best Knowledge of the Sellers or the Company) threatened, against the Company or any of its Assets and Properties, under any fiduciary liability insurance policy issued by or to the Company that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
3.15Employees and Employee Benefit Plans.
(a)            Section 3.15(a) of the Disclosure Schedule sets forth a complete and correct list of each Benefit Arrangement of First Guaranty. The Company has made available to the Purchaser correct and complete copies of (i) each Benefit Arrangement (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.
(b)            Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a "Qualified Plan") and each trust established in connection with any Qualified Plan which is intended to be tax exempt under Section 501(a) of the Code (i) is tax qualified or tax exempt, as applicable, and the Company has received a determination letter or is entitled to rely upon an opinion letter from the Internal Revenue Service regarding each such Qualified Plan's qualified status under the Code, and (ii) to the Best Knowledge of the Sellers or the Company, no event has occurred since the date of the most recent determination letter or application relating to any such Qualified Plan that would materially adversely affect the qualification of such Qualified Plan.  The Company has made available to the Purchaser a correct and complete copy of the most recent determination letter or opinion letter applicable to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.
(c)            Each Benefit Arrangement has been administered in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code, all other Laws and the terms of all applicable collective bargaining agreements (if any).  To the Best Knowledge of the Sellers or the Company, there are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Arrangements) or proceedings against or involving any Benefit Arrangement.

(d)            No Qualified Plan is subject to Title IV of ERISA or Section 412 of the Code.  No direct, contingent or secondary liability to any Person has been incurred or would reasonably be expected to be incurred by First Guaranty or its ERISA Affiliates under Title IV of ERISA.  Neither First Guaranty nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.
(e)            Except as set forth in Section 3.15(e) of the Disclosure Schedule, First Guaranty has no obligation to provide medical, dental or life insurance benefits (whether or not insured) to any of its employees or former employees after retirement or other termination of service (other than (i) coverage mandated by Laws and (ii) benefits, the full direct cost of which is borne by the employee or former employee (or beneficiary thereof)).
(f)            There are no collective bargaining agreements binding on First Guaranty; none of the employees of First Guaranty is represented by a labor union, and, to the Best Knowledge of the Sellers or the Company, there is no, and since December 31, 2014, has been no, (i) organizational effort made or threatened by or on behalf of any labor organization or trade union to organize any employees of First Guaranty, and (ii) no demand for recognition of any employees of First Guaranty has been made by or on behalf of any labor organization or trade unions.
(g)            There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Best Knowledge of the Sellers or the Company, contemplated or threatened against or involving First Guaranty.
(h)            There are no proceedings pending or, to the Best Knowledge of the Sellers or the Company, threatened against or affecting First Guaranty, relating to the alleged material violation of any applicable Laws pertaining to labor relations or employment matters.
(i)            Reppond does not have and has never had any employees, independent contractors, consultants or benefit plans or arrangements.
3.16Properties.  Except as disclosed in Section 3.16 of the Disclosure Schedule:
(a)            First Guaranty has good and valid title to all debentures, notes, stocks, securities, and other assets that are of a type required to be disclosed in Schedules B through DB of its 2014 Annual Statement and that are owned by it as of the date of this Agreement, free and clear of all Liens.
(b)            First Guaranty owns good and indefeasible marketable title to, or has a valid leasehold interest in, all real property used as of the date of this Agreement in the conduct of its business, operations, or affairs, and are of a type required to be disclosed in Schedule A of its 2014 Annual Statement, free and clear of all Liens other than Permitted Liens.  All such real property, including the Charbonnet Property, is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the real property are in working order and condition, ordinary wear and tear excepted.  There are no pending or, to the Best Knowledge of the Sellers or the Company, threatened material condemnation proceedings against the any such real property.  First Guaranty is in material compliance with all applicable health and safety related requirements for such real property, including those under the Americans with Disabilities Act of 1990, as amended, and the Occupational Health and Safety Act of 1970, as amended.

(c)            First Guaranty owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all material tangible personal property that is used in the conduct of its business, operations, or affairs, free and clear of all Liens other than Permitted Liens.
(d)            First Guaranty has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other Liens, all material marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of its business, operations, or affairs (of which a true and complete list of all registered intellectual property rights is disclosed in Section 3.16(d) of the Disclosure Schedule).  Neither First Guaranty nor any of its Affiliates is in conflict with or in violation or infringement of, nor has First Guaranty or any Affiliate received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any material intellectual property owned or used by it, including without limitation, any of such items disclosed in Section 3.16(d) of the Disclosure Schedule.
(e)            First Guaranty is in compliance in all material respects with all Environmental Laws except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 3.16(e) of the Disclosure Schedule, First Guaranty has not received any written communication that alleges that First Guaranty is not in compliance with any Environmental Laws and, to the Best Knowledge of the Sellers or the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in all material respects in the future.
(i)            There is no Environmental Claim pending or, to the Best Knowledge of the Sellers or the Company, threatened against First Guaranty or, to the Best Knowledge of the Sellers or the Company, against any Person whose liability for any such Environmental Claim First Guaranty has retained or assumed by contract or by operation of law.
(ii)            First Guaranty has provided or made available to the Purchaser all assessments, reports, data, results of investigations or audits, and any other material information in possession of First Guaranty regarding environmental matters, environmental condition, or the compliance (or noncompliance) by First Guaranty under any Environmental Laws, pertaining to (1) any real estate properties owned or operated by First Guaranty including, but not limited to the Charbonnet Property, and (2) any properties securing any loans made by First Guaranty.
(iii)            First Guaranty is not required by any Environmental Law or by virtue of the transactions contemplated by this Agreement set forth herein, or as a condition to the effectiveness of the transactions contemplated by this Agreement set forth herein, (A) to perform a site assessment for Hazardous Materials, (B) to remove or remediate Hazardous Materials, (C) to give notice to or receive approval from any Governmental Authority regarding environmental matters, or (D) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(iv)            To the Best Knowledge of the Sellers or the Company, during the period of (i) First Guaranty's ownership or operation of any of its current or former real estate properties, (ii) First Guaranty's participation and management of any real estate property, or (iii) First Guaranty's interest in a mortgaged or financed real estate property, there has been no release of Hazardous Materials in, on, under or affecting any such real estate property in material violation of any Environmental Law except where the failure to be in such compliance has not had and would not reasonably be expected to have a Material Adverse Effect.  To the Best Knowledge of the Sellers or the Company, prior to the period of (i) First Guaranty's ownership or operation of any of its current or former real estate properties, (ii) First Guaranty's participation and management of any real estate property, or (iii) First Guaranty's interest in a mortgage or financed real estate property, there was no release of Hazardous Materials in, on, under or affecting any such real estate property, mortgaged or financed real estate property in material violation of any Environmental Law except where the failure to be in such compliance has not had and would not reasonably be expected to have a Material Adverse Effect.
(v)            To the Best Knowledge of the Sellers or the Company, no underground storage tanks, impoundments, vessels or other containers used for storage of Hazardous Materials were and/are located on or below the surface of real estate properties owned or operated by First Guaranty.  During First Guaranty's operation of its real estate properties and to the Best Knowledge of the Sellers or the Company, no part of such real estate property has ever contained asbestos.
For purposes of this Agreement, "Environmental Claim" means any written notice from any Governmental Authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, government response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Materials.
            For purposes of this Agreement, "Environmental Law" means all laws concerning (A) public and/or worker health and safety relating to toxic or hazardous substances or (B) pollution or protection of the environment or natural resources, and includes without limitations the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1981, and the Superfund Amendments and Reauthorization Act of 1986, each as amended and together with all rules and regulations promulgated in connection therewith, and any other federal, state or local environmental statutes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened release of pollutants, contaminants, chemicals, toxic substances, Hazardous Materials or wastes into the environment, or otherwise relating to the manufacture, processing, presence, generation, distribution, labeling, testing, use, treatment, storage, control, disposal, clean-up, transportation or handling of pollutants, contaminants, chemicals, toxic substances, Hazardous Materials or wastes.
            For purposes of this Agreement, "Hazardous Materials" means any product, substance, chemical, contaminant, pollutant, effluent, waste or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials located on First Guaranty's real property, is either: (x) regulated or monitored by any Governmental Authority or (y) defined or listed in, or otherwise classified pursuant to, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes," or "toxic substances".  Hazardous Materials shall include, but not be limited to, (1) any substance or material identified in Section 101(4) of CERCLA, 42 U.S.C. § 9601(14) and as set forth in Title 40, Code of Federal Regulations, Part 302, as the same may be amended from time to time, (2) any "regulated substance" as defined in the Solid Waste Disposal Act, (3) any substance subject to regulation pursuant to the Toxic Substances Control Act, (4) any substance so defined or regulated under any state law counterpart to any of the foregoing, or any state law regulating the reporting and remediation of any spills of Hazardous Materials, as defined in state laws or regulations, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under any such laws, (5) any substance or material determined to be toxic, a pollutant or contaminant, under federal, state or local statute, law, ordinance, rule, or regulation or judicial or administrative order or decision, as same may be amended from time to time, (6) petroleum and refined petroleum products and distillates, (7) asbestos and asbestos-containing products, (8) radon, (9) flammable explosives, (10) polychlorinated biphenyls, (11) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful or deleterious to human health or the environment, and which are not naturally occurring, and (12) any other substance that is regulated or classified as hazardous or toxic under any Environmental Law.

            (f)            Reppond has never owned any real property.  The only asset or property owned by Reppond is the stock of First Guaranty.
3.17Contracts.  Section 3.17 of the Disclosure Schedule contains a true and complete list of each of the following Contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions or forms of which have been made available to the Purchaser, together with all amendments thereto), to which the Company is a party or by which any of its respective Assets and Properties is bound:
(a)            all employment, agency, consultation, or representation Contracts or other Contracts of any type (including, without limitation, loans or advances) with any present officer, director, employee, agent, Producer, consultant, or other similar representative of the Company (or former officer, director, employee, agent, Producer, consultant or similar representative of the Company, if there exists any present or future liability with respect to such Contract, whether now existing or contingent) (other than Contracts with consultants and similar representatives who do not receive compensation of $25,000 or more per year and other than employment or agency Contracts with agents who do not receive compensation of $25,000 or more per year), and the name, position, and rate of compensation of each such Person and the expiration date of each such Contract;
(b)            all Contracts with any Person containing any provision or covenant limiting the ability of the Company to engage in any line of business or to compete with or to obtain products of services from any Person or limiting the ability of any Person to compete with or to provide products or services to the Company;

(c)            all partnership, joint venture, profit sharing, or similar Contracts with any Person;
(d)            all material Contracts relating to the borrowing of money by the Company or to the direct or indirect guarantee by the Company of any obligation for borrowed money for the Company or any of its Affiliates, or any other Liability in respect of indebtedness of any other Person, including without limitation any Contract relating to   the maintenance of compensating balances, that are not terminable by the Company without penalty upon not more than sixty (60) calendar days' notice,  any line of credit or similar facility,  the payment for property, products, or services of any other Person even if such property, products, or services are not conveyed, delivered, or rendered, or  the obligation to take or pay, keep well, make whole, or maintain surplus or earnings levels or perform other financial ratios or requirements;
(e)            all leases or subleases of real property used in the business, operations, or affairs of the Company, and all other leases, subleases, or rental or use Contracts for which the Company is liable;
(f)            all Contracts relating to the future disposition or acquisition of any investment in or security of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the Ordinary Course of Business);
(g)            all Contracts or arrangements (including, without limitation, Contracts relating to the sharing or allocation of expenses, Taxes, personnel, services, or facilities) between or among the Company and any of its Affiliates or any other Person who is described in Section 3.10(o);
(h)            all reinsurance, coinsurance, or other similar Contracts indicating, with respect to each such Contract, the information required to be disclosed in Schedule S of the SAP Annual Statements of First Guaranty;
(i)            all outstanding proxies, powers of attorney, or similar delegations of authority of the Company, except for powers of attorney for the service of process pursuant to applicable insurance Laws;
(j)            all Contracts for any product, service, equipment, facility, or similar item (other than insurance Contracts issued, reinsured, or underwritten by First Guaranty and other than reinsurance, coinsurance, and other similar Contracts) that by their terms do not expire or terminate or are not terminable by the Company, without penalty or other Liability, within six (6) months after September 1, 2015; and
(k)            all other Contracts (other than insurance Contracts issued, reinsured, or underwritten by the Company) that involve the payment or potential payment pursuant to the terms of such Contracts, by or to the Company of more than $25,000 individually or $100,000 in the aggregate or that are otherwise material to the Business or Condition of the Company.

To the Best Knowledge of the Sellers or the Company, each Contract disclosed or required to be disclosed in the Disclosure Schedule pursuant to this Section is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and, to the Best Knowledge of the Sellers or the Company, as of the date of this Agreement, of each other Person that is a party thereto in accordance with its terms; and neither the Company nor (to the Best Knowledge of the Sellers or the Company), as of the date of this Agreement, any other party to such Contract is in violation or breach of or default under any such Contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract) which violation, breach or default has had or would reasonably be expected to have a Material Adverse Effect.  The Company is not a party to or bound by any collective bargaining or similar labor Contract.
3.18Insurance Issued by First Guaranty. Except as required by Law or except as disclosed in Section 3.18 of the Disclosure Schedule:
(a)            All insurance Contract benefits payable by First Guaranty to any other Person that is a party to or bound by any insurance, reinsurance, coinsurance, or other similar Contract with First Guaranty have in all material respects been paid in accordance with the terms of the insurance, reinsurance, coinsurance and other Contracts under which they arose, except for such benefits for which First Guaranty reasonably believes there is a reasonable basis to contest payment.
(b)            No outstanding insurance Contract issued, reinsured, or underwritten by First Guaranty entitles the holder thereof or any other Person to receive dividends, distributions, or to share in the income of First Guaranty or to receive any other benefits based on the revenues or earnings of First Guaranty or any other Person.
(c)            The underwriting standards utilized and ratings applied by First Guaranty and, to the Best Knowledge of the Sellers or the Company, as of the date of this Agreement, by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with First Guaranty conform in all material respects to industry accepted underwriting standards, and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts.
(d)            To the Best Knowledge of the Sellers or the Company, all of First Guaranty's liability under insurance Contracts issued, reinsured, or underwritten by the First Guaranty which is beyond First Guaranty's normal retention is fully reinsured under valid reinsurance Contracts with reinsurers which, to the Best Knowledge of the Sellers or First Guaranty, (i) are solvent as of the date of this Agreement, and (ii) all amounts to which First Guaranty is entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) as of the date of this Agreement are fully collectible.
(e)            To the Best Knowledge of the Sellers or the Company, each Producer, at the time such Producer wrote, sold, or produced business for First Guaranty, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold, or produced such business for First Guaranty.

(f)            To the Best Knowledge of the Sellers or the Company, no such Producer violated (or with or without notice or lapse of time or both, would have violated) in any material respect any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for the First Guaranty.
3.19Licenses and Permits.  Except as disclosed in Section 3.19 of the Disclosure Schedule:
(a)            First Guaranty owns or validly holds, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are required for its business, operations, and affairs, except where the failure to so own or hold such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments has not had or would not reasonably be expected to have a Material Adverse Effect.
(b)            All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect except where the invalidity or failure to be in full force and effect has not had or would not reasonably be expected to have a Material Adverse Effect.
3.20Operations Insurance.  Section 3.20 of the Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of the Company, or affect or relate to the ownership, use, or operations of any of the Assets and Properties of the Company and that have been issued to the Company (or any of its Affiliates for the benefit of the Company) (including, without limitation, the names and addresses of the insurers, the expiration dates thereof, and the annual premiums and payment terms thereof) or that are held by the Company (or by any Affiliate of the Company for the benefit of the Company).
3.21Intercompany Liabilities.  Except as reflected in the Latest Statement, or except as disclosed in Section 3.21 of the Disclosure Schedule, (a) there are no Liabilities between the Company, on the one hand, and the Sellers or any of their Affiliates (other than the Company), on the other hand, and (b) neither the Sellers nor any of their Affiliates provide or cause to be provided to the Company any products, services, equipment, facilities, or similar items that, in the case of this clause (b), individually or in the aggregate are material to the Business or Condition of the Company.
3.22Bank Accounts.  Section 3.22 of the Disclosure Schedule contains a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the officers, employees, agents, or other similar representatives of the Company authorized to transact business with respect thereto.
3.23Brokers.  Except for the fees disclosed in Section 3.23 of the Disclosure Schedule and this Section 3.23, neither the Sellers nor the Company nor any of their representatives have incurred any liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with the transactions contemplated by the Transaction Documents. The Sellers will pay a fee to Scott Gibson of Lewis & Ellis with the expense to be prorated between the Sellers as set forth in Section 3.23 of the Disclosure Schedule.

3.24Providing of Information.  To the Best Knowledge of the Sellers, the Sellers and their representatives have furnished all information and materials responsive to information requests by Purchasers.
3.25No Other Representations.  Except as expressly set forth in this Agreement, the Sellers do not make any representation or warranty of any kind or character, expressed or implied.   Other than in the case of fraud, Sellers disclaim any liability and responsibility for any statement or information not contained in this Agreement or the Disclosure Schedule or any document contemplated hereby made or communicated, by oversight or otherwise (orally or in writing), to the Purchaser (including, without limitation, any opinion, information, projection, statement or advice provided by any employee, officer, manager, director, agent, member or other representative of the Company in connection with this transaction).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Sellers as follows:
4.1Organization.  The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Utah and has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The Purchaser is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions in which the failure to be so licensed, qualified, or admitted and in good standing, individually or in the aggregate with other such failure, would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.
4.2Authority.  The Board of Directors of the Purchaser has duly and validly approved this Agreement and the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and its shareholders.  This Agreement constitutes a legal, valid, and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefore may be brought.
4.3No Conflicts or Violations.  The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and thereunder will not:

(a)            subject to obtaining the approvals or the expiration of the waiting periods contemplated by Sections 3.5(e) and 6.1 of the Disclosure Schedule, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Purchaser;
(b)            conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles of incorporation or bylaws of the Purchaser;
(c)            result in the creation or imposition of any Lien upon the Purchaser or any of its Assets and Properties that individually or in the aggregate with any other Liens would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;
(d)            conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which the Purchaser is a party or by which any of its Assets and Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement; or
(e)            require the Purchaser to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except as contemplated in Section 6.1, or those which the failure to obtain, make, or give individually or in the aggregate with other such failures would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.
4.4Litigation.  As of the date of this Agreement, there are no actions, suits, investigations, or proceedings pending against the Purchaser, or (to the Best Knowledge of the Purchaser) threatened against the Purchaser, at law or in equity, in, before, or by any Person, that individually or in the aggregate would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the Business and Condition of the Purchaser.
4.5Brokers.  Neither the Purchaser nor any of its representatives has incurred any liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with the transactions contemplated by this Agreement.
4.6Availability of Funds.  At the Closing, the Purchaser will have sufficient cash or immediately available funds necessary to enable it to pay the Purchase Price in accordance with Section 2.2 and consummate the transactions contemplated by this Agreement.
4.7Purchase for Investment.  The Shares will be acquired by the Purchaser for its own account for the purpose of investment and not for the purpose or with the intent of further offer, sale or other distribution or dispositions thereof.  The Purchaser has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Shares.  The Purchaser will refrain from offering, selling, transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the securities Laws.

4.8Investigation and Evaluation of Business.  To the Best Knowledge of the Purchaser, the Sellers, the Company and their representatives have furnished all materials requested by the Purchaser, and the Purchaser's evaluation of the business of the Company was made in reliance upon such assumption.  The Purchaser has been afforded the opportunity to ask questions and receive answers concerning its purchase of the Shares.  The Purchaser has conducted such investigation of the Company and the business of the Company as it has deemed necessary in order to make an informed decision concerning its purchase of the Shares.  The Purchaser has reviewed all of the documents, records, reports and other materials identified in the Disclosure Schedule and is familiar with the content thereof.  For the purpose of conducting these investigations, the Purchaser has employed the services of its own agents, representatives, experts, actuaries and consultants.
4.9Information on Change of Control Applications.  The Purchaser does not anticipate that there is information relating to the Purchaser and its Affiliates required to be included by the Purchaser on the applications to be filed with the Governmental Authorities that will, to the Best Knowledge of the Purchaser, cause approval of such applications to be delayed beyond April 30, 2016, or not approved.
ARTICLE V
COVENANTS OF THE SELLERS; JOINT CONSENTS
The Sellers covenant and agree with the Purchaser that, at all times from and after the date of this Agreement until the Closing or earlier termination of this Agreement, the Sellers will comply and will cause the Company to comply with all of the covenants and provisions of this Article V, except to the extent the Purchaser may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.
5.1Regulatory Approvals.  The Sellers will, and will cause the Company to, take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of Governmental Authorities required of the Sellers to consummate the transactions contemplated by this Agreement that are listed on Section 3.5(e) of the Disclosure Schedule; provide such other information and communications to such Governmental Authorities as the Purchaser or such Governmental Authorities may reasonably request; and cooperate with the Purchaser in obtaining or filing, as promptly as practicable, but in any case in the time required by Law, all approvals, authorizations, and clearances of Governmental Authorities and others required of the Purchaser that are listed in Section 6.1 of the Disclosure Schedule to consummate the transactions contemplated by this Agreement, including, without limitation, any required approvals of the Louisiana Commissioner of Insurance, and any filings Purchaser may be required to file with the Securities Exchange Commission or state securities Governmental Authorities.
5.2Access by the Purchaser.  The Sellers will provide, and will cause the Company to provide the Purchaser and its counsel, accountants, actuaries, and other representatives with reasonable access, upon forty-eight (48) hours prior notice and during normal business hours and under the supervision of Kirk B. Babb, to all facilities, officers, employees, agents, accountants, actuaries, Assets and Properties, and Books and Records of the Company and will furnish the Purchaser and such other Persons during such period with all such information and data (including, without limitation, copies of Contracts and other Books and Records) in their possession, concerning the business, operations, and affairs of the Company as the Purchaser or any of such other Persons reasonably may request.  Any investigations and inspections conducted by the Purchaser and its representatives will be conducted in a reasonable and businesslike manner that will not interfere with the normal operations of the Company.  Notwithstanding anything to the contrary in this Agreement, (a) the Sellers and the Company will not be required to disclose any information to the Purchaser or the Purchaser's representatives if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or agreement entered into prior to the date hereof and (b) prior to the Closing Date, without the prior written consent of the Company, neither the Purchaser not the Purchaser's representatives shall contact or cause to be contacted any customers or policyholders of the Company concerning the transactions contemplated hereby.  The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  The Purchaser acknowledges that it is and remains bound by the Nondisclosure Agreement among the Parties dated April 7, 2015 (the "Confidentiality Agreement"), and that the Purchaser shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement.

5.3No Negotiations, etc.  The Sellers will not take, and will not permit the Company or any Affiliate of the Sellers (or permit any other Person acting for or on behalf of the Sellers, the Company, or any Affiliate of the Sellers) to take, directly or indirectly, any action to seek, encourage or accept any offer or proposal from any Person to acquire any shares of capital stock or any other securities of the Company or any interest therein or Assets and Properties thereof or any interest therein; merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with the Company; liquidate, dissolve, or reorganize the Company in any manner; acquire or transfer any Assets and Properties of the Company or any interests therein, except as contemplated by the terms of this Agreement; reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization; or furnish or cause to be furnished any information with respect to the Company to any Person (other than the Purchaser or any Governmental Authorities) that the Sellers or any Affiliate of the Sellers (or any Person acting for or on behalf of the Sellers, the Company, or any other Affiliate of the Sellers) knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution, or reorganization.
5.4Conduct of Business.  Except for the actions contemplated by this Agreement, from the date of this Agreement until the Closing the Sellers will cause the Company to conduct its business only in the Ordinary Course of Business, except to the extent the Purchaser may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.  Without limiting the generality of the foregoing from the date of this Agreement until the Closing:
(a)            The Sellers will use all commercially reasonable efforts to preserve intact the Company's present business organization, reputation, and policyholder relations; maintain all licenses, qualifications, and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified, or authorized; except as otherwise provided in this Agreement, maintain in full force and effect all material Contracts, documents, and arrangements referred to in Section 3.17; maintain all material Assets and Properties of the Company in the working order and condition as the same exist on the date of this Agreement, ordinary wear and tear excepted; and exercise all commercially reasonable efforts to maintain and protect the confidential and proprietary nature of the Company's policyholder lists, lists of the Company's Producers, billing records and commission statements and other materials relating to the Company's sales and marketing practices or in force business.

(b)            The Sellers will cause the Books and Records of the Company to be maintained in the usual manner and consistent with past practice and will not permit a material change in any underwriting, investment, actuarial, financial reporting, or accounting practice or policy of the Company or in any assumption underlying such practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including, without limitation, any practice, policy, assumption, or method relating to or affecting the determination of the Company's investment income, reserves or other similar amounts, or operating ratios with respect to expenses, losses, or lapses), except to the extent required by SAP.
(c)            The Sellers will properly prepare and duly and timely file all reports and all Tax Returns required to be filed with any Governmental Authorities with respect to the business, operations, or affairs of the Company; and  duly and fully pay all Taxes indicated by such Tax Returns or otherwise levied or assessed upon the Company or any of its Assets and Properties, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that the Company is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the Books and Records of the Company in accordance with SAP.
(d)            The Sellers will cause First Guaranty to cause all reserves and other similar amounts with respect to insurance Contracts established or reflected in the Books and Records of First Guaranty to be computed and reflected on a basis consistent, in all material respects, with those reserves and other similar amounts and reserving methods followed by the Company at September 30, 2015, and, when considered in light of the assets held by the Company with respect to the reserves and related actuarial items, including without limitation then current assumptions concerning investment earnings on the assets and considerations anticipated to be received and retained under the insurance Contracts, mortality and morbidity experience, persistence and expenses, good, sufficient and adequate in all material respects (under commonly accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other Liabilities of First Guaranty under all insurance Contracts pursuant to which First Guaranty has or will have any Liability (including, without limitation, any Liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract); continue to own assets that qualify as legal reserve assets under all applicable insurance Laws in an amount at least equal to the reserves required of First Guaranty; and maintain, until the Closing Date or earlier termination of this Agreement, First Guaranty's capital and surplus and a risk-based capital ratio in such amounts as may be required by the Louisiana Commissioner of Insurance.

(e)            The Sellers will use all commercially reasonable efforts to maintain in full force and effect until the Closing or earlier termination of this Agreement substantially the same levels of coverage as the insurance afforded the Company under the insurance Contracts listed in Section 3.20 of the Disclosure Schedule.  Any and all benefits under such Contracts paid or payable (whether before or after the effective date of this Agreement) with respect to the business, operations, affairs, or Assets and Properties of the Company will be paid to the Company.
(f)            The Sellers will use commercially reasonable efforts to cause the Company to continue to comply, in all material respects, with all Laws applicable to its business, operations, or affairs.
5.5Financial Statements and Reports.
(a)            As promptly as practicable after the end of each calendar quarter and consistent with past practice commencing on December 31, 2015, the Sellers will deliver to the Purchaser a true and complete copy of the Quarterly or the Annual Statements of First Guaranty, as the case may be, filed by First Guaranty for the preceding quarter or year, prepared in accordance with SAP, and which shall present fairly in all material respects the financial position of First Guaranty as of the date(s) thereof and the results of operations, capital and surplus account, and cash flow of First Guaranty for and during each of the periods covered thereby.
(b)            As promptly as practicable after the preparation thereof in the Ordinary Course of Business, the Sellers will deliver to the Purchaser true and complete copies of such other material financial statements, reports, or analyses as may be prepared by First Guaranty or any Affiliate of First Guaranty and as relate to the business, operations, or affairs of the Company, including, without limitation, normal internal reports (such as those reflecting monthly premiums, claims, and cash flow) and special reports (such as those of consultants).
(c)            As to each statement, presentation and other report or analysis required to be delivered by the Sellers to the Purchaser pursuant to this Section 5.5, the president of the Company shall certify to the Purchaser upon the Purchaser's request, that, to the Best Knowledge of the Sellers or the Company, the same is correct in all material respects as to the matters referred to therein.
5.6Investments.  The Sellers will cause the Company to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of any of its respective Assets and Properties, and any cash funds currently held by the Company, in cash or cash equivalents acceptable to Purchaser.
5.7Employee Matters.
(a)            Except as may be required by Law or except for such representations, promises, changes, alterations, or amendments that do not and will not result in any material Liability to the Company or the Purchaser, or as otherwise consented to in writing by the Purchaser, the Sellers will refrain, and will cause the Company to refrain, from directly or indirectly:

(i)            making any representation or promise, oral or written, to any officer, director, employee, agent, Producer, consultant, or other similar representative of the Company concerning any benefit plan;
(ii)            except in the Ordinary Course of Business, adopting, entering into, amending or altering (other than terminating), partially or completely, any employment, agency, consulting, or Producer Contract that is, or had it been in existence on the effective date of this Agreement would have been, required to be disclosed in Section 3.18(a) of the Disclosure Schedule;
(iii)            approving any general or company wide pay increases for officers, directors, employees, Producers, consultants, or other similar representatives of the Company; or
(iv)            entering into any Contract with any officer, director, employee, Producer, consultant, or other similar representative of the Company that is not terminable by the Company, without penalty or other Liability, upon not more than sixty (60) calendar days' notice.
5.8No Charter Amendments.  The Sellers will not amend the articles of incorporation or bylaws of the Company and will refrain from taking any action with respect to any such amendment.
5.9No Issuance of Securities.  The Sellers will refrain from authorizing or permitting the Company to any shares of capital stock or other debt or equity securities of the Company, or from entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other debt or equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.
5.10No Dividends.  The Company will refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock; provided, however, that the Company may declare and pay a dividend on or about March 15, 2015 in an amount not to exceed $300,000 for the sole purpose of making a payment under the Prior Stock Purchase Agreements.
5.11No Disposal of Property.  Except as consented to in writing by the Purchaser or as otherwise expressly provided in this Agreement, the Sellers will cause the Company not to  dispose of any of its Assets and Properties or permit any of its Assets and Properties to be subjected to any Liens other than Permitted Liens, except to the extent any such disposition or any such Lien is made or incurred in the Ordinary Course of the Business;  sell any material part of its insurance products, operations, or business to any third Party (other than sales of insurance products in the Ordinary Course of Business); enter into any Contracts obligating the Company to administer the insurance operations of any Person; or enter into any Contracts permitting any Person to administer First Guaranty's insurance operations.  Notwithstanding the foregoing, First Guaranty may sell any of the properties comprising the Transferred Real Estate or the Charbonnet Property for a purchase price that is no less than the Book Value for such property.

5.12No Breach or Default.  The Sellers will use commercially reasonable efforts to cause the Company not to violate or breach, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default in any way under any term or provision of any Contract to which it is a party or by which any of its Assets and Properties is or may be bound, except for such violations, breaches or defaults, actions or failures that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
5.13Indebtedness.  The Sellers will cause the Company not to create, incur, assume, guarantee, or otherwise become liable for, and not cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any monetary Liability, and not waive in any material respect any right to receive any direct or indirect payment or other benefit under any Liability owing to it.
5.14No Acquisitions.  The Sellers will cause the Company not to (a) merge, consolidate, or otherwise combine or agree to merge, consolidate, or otherwise combine with any other Person, (b) acquire or agree to acquire blocks of business of, or all or substantially all the Assets and Properties or capital stock or other equity securities of any other Person, or (c) otherwise acquire or agree to acquire control or ownership of any other Person.
5.15Intercompany Liabilities.  At least five (5) Business Days before the Closing, the Sellers will deliver to the Purchaser a true and complete list and description of all intercompany accounts and balances payable or receivable, whether or not currently due, between the Company, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Company), on the other hand, (including amounts due or payable under any Contracts described in Section 3.17(g)) to be outstanding on the Closing Date (the "Intercompany Balances").  On or prior to the Closing Date, the Sellers shall cause the Company to settle all Intercompany Balances, on terms and conditions that are reasonably satisfactory to the Purchaser prior to the Closing. The Company will not enter into any Contract or, except as required by any Contract disclosed in Section 3.17(g) of the Disclosure Schedule, engage in any transaction with any of its respective Affiliates.
5.16Tax Matters.  The Sellers will refrain, and will cause the Company to refrain (a) from making, filing, or entering into any election, consent, or agreement described in Section 3.12(e) or Section 3.12(f) with respect to the Company or any of its Assets and Properties and (b) except as otherwise required under this Agreement, from entering into, amending or canceling any reinsurance, coinsurance, or other Contract described in Section 3.17(h) of the Disclosure Schedule.
5.17Notice and Cure.  The Sellers will notify the Purchaser promptly in writing of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Sellers in this Agreement to be breached, or that renders or will render untrue any representation or warranty of, the Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance.  The Sellers also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Sellers in this Agreement, whether occurring or arising before or after the date of this Agreement.  If the Sellers notify the Purchaser in writing of any event, transaction, or circumstance occurring after the date of this Agreement that causes any covenant or agreement of the Sellers in this Agreement to be breached, or that renders untrue any representation or warranty of the Sellers contained in this Agreement, and such breach or untruth remains as of the Closing Date despite the efforts of the Sellers under this Section 5.17 and causes a condition to the Purchaser's obligation to close under Article VII to not be satisfied and the Purchaser nevertheless elects to close the transactions contemplated by this Agreement, the Purchaser shall be deemed to have waived such breach or any breach of any representation or warranty of the Sellers resulting from such untruth, and the Sellers shall have no liability for such breach or untruth under this Agreement from and after the Closing Date.

5.18Regulatory Matters.
(a)            The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation for obtaining approvals or clearances as promptly as practicable after the date of this Agreement (but in no event later than sixty (60) days following the date of the Agreement), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement as soon as possible, and in any event no later than April 30, 2016, to the extent reasonably practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Authorities.  Sellers, Company and Purchaser shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the non-confidential information relating to Sellers, Company or Purchaser (excluding any confidential financial information relating to individuals who are not Sellers), as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the Transactions contemplated by this Agreement.  Each Party shall consult with the other Party in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b)            Each of the Purchaser and the Sellers shall, and the Seller shall cause the Company to, upon request, furnish to the other all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Purchaser, the Sellers, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement.  Each of the Purchaser and the Sellers agree, and the Sellers shall cause the Company to agree, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any of the foregoing contain prior to the Closing Date, to the best of its or their knowledge, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Purchaser and the Sellers further agree, and the Sellers shall cause the Company to further agree, that if it becomes aware that any information furnished by it would cause any of the statements in the foregoing to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the foregoing.
(c)            In furtherance and not in limitation of the foregoing, each of the Purchaser and the Sellers shall use, and the Sellers shall cause the Company to use, commercially reasonable efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law and resolve any questions or issues raised by any Governmental Authority so as to enable the Closing to occur as soon as possible, and in any event no later than April 30, 2016.
(d)            Each of the Purchaser and the Sellers shall, and the Sellers shall cause the Company to, promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required approvals will not be obtained or that the receipt of any such approval may be materially delayed.
5.19Access to Information.
(a)            During the period prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Company shall make available to the Purchaser a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that the Company is not permitted to disclose under applicable Law).
(b)            No investigation by a Party or its representatives shall affect or be deemed to modify or waive any reprsentations, warranties or covenants of the other Party set forth in this Agreement.

5.20 Employee Benefits.

(a)            It is the Purchaser's intention that following the Closing the employees of the Company other than Babb, Madden and Kirk B. Babb (the "Retained Employees") shall continue to be eligible for benefits and compensation that are substantially similar to that provided them prior to the Closing.  Effective as of the Closing and continuing through August 30, 2016, the Purchaser intends to cause the Company to continue to contribute towards the cost of the Retained Employees' health coverage consistent with past practice.  Following the Closing, the Purchaser shall cause the Company to permit the Retained Employees to utilize their respective vacation and paid time off benefits accrued prior to the Closing, in accordance with the past practices of the Company; provided, however, following the Closing, in no event shall the Purchaser be required to cause the Company to continue the same vacation and paid time off policies maintained by the Company prior to the Closing.
(b)            With respect to any employee benefit plan maintained by the Purchaser or any of its Affiliates (collectively, "Purchaser Employee Benefits Plans") that Employees participate in after the Closing, if any, to the extent permitted by the related Purchaser Employee Benefit Plans, (i) the Purchaser shall, or shall cause its Affiliates to, recognize all service of the Retained Employees prior to the Closing ("Pre-Closing Company Service") as if such service were with the Purchaser or its Affiliates, for vesting and eligibility purposes in such Purchaser Employee Benefit Plans.
(c)            With respect to any Purchaser Employee Benefit Plans providing for, medical, dental and vision benefits in which the Retained Employees participate after the Closing, if any, the Purchaser shall, to the extent permitted by the related Purchaser Employee Benefit Plans, (i) waive or cause to be waived any exclusionary provisions, waiting period, proof of insurability requirements  and pre-existing condition limitations to the extent the same are not applicable under the related Purchaser Employee Benefit Plans prior to the Closing; and (ii) credit or cause to be credited the Retained Employees for all deductible expenses incurred by the Retained Employees under the comparable Purchaser Employee Benefit Plan in the year in which the Closing occurs, provided such expenses would have been covered expenses under Purchaser Employee Benefit Plan.
(d)            The Purchaser shall assure that a sufficient number of Retained Employees shall remain employed by the Company for at least a 90-day period following the Closing so as not to constitute a "plant closing" or "mass layoff" (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et. seq.).
(e)            All Retained Employees will be employees-at-will.  For the avoidance of doubt, the Parties agree that the Purchaser shall have no obligation to permit any of the Retained Employees to participate in any of the Purchaser Employee Benefit Plans.
(f)            This Section 5.20 shall be binding upon and inure solely to the benefit of each of the parties, and nothing in this Section 5.20, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.20. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Plans, including any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.20 shall not create any right in any Retained Employee or any other Person to any continued employment with the Company, the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, any right of any Retained Employee or any other Person to participate in any Purchaser Employee Benefit Plan or any obligation of the Purchaser to allow any Retained Employee or any other Person to participate in any Purchaser Employee Benefit Plan. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any Plans, including any plan, program or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

ARTICLE VI
COVENANTS OF THE PURCHASER
The Purchaser covenants and agrees with Sellers that, at all times before the Closing, the Purchaser will comply with all covenants and provisions of this Article VI, except to the extent the Sellers may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.
6.1Regulatory Approvals.  The Purchaser will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of Governmental Authorities listed in Section 6.1 of the Disclosure Schedule required of the Purchaser to consummate the transactions contemplated hereby, including without limitation filing of a Form A Statement with the Louisiana Commissioner of Insurance (and any other states in which the Company is commercially domiciled) and filing of any required Form E Statements with the applicable state insurance agencies; promptly provide copies of filings, correspondence and such other information and communications to and from such Governmental Authorities to the Sellers; provide timely notice to the Sellers or any scheduled meetings or conferences between the Purchaser and such Governmental Authorities relating to such filings or approvals so that the Sellers, at their option, may send a representative to be in attendance at such meetings and conferences; and cooperate with the Sellers and provide such information as the Sellers or any Governmental Authority may request to assist the Sellers in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of Governmental Authorities required of the Sellers to consummate the transactions contemplated under this Agreement.
6.2Intentionally Reserved.
6.3Notice and Cure.  The Purchaser will notify the Sellers promptly in writing of, and contemporaneously will provide the Sellers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Purchaser under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance.  The Purchaser also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.  If the Purchaser notifies the Sellers in writing of any event, transaction, or circumstance occurring after the date of this Agreement that causes any covenant or agreement of the Purchaser in this Agreement to be breached, or that renders untrue any representation or warranty of the Purchaser contained in this Agreement, and such breach or untruth remains as of the Closing Date despite the efforts of the Purchaser under this Section 6.3 and causes a condition to the Sellers's or the Company's obligation to close under Article VIII to not be satisfied and the Sellers nevertheless elect to close the transactions contemplated by this Agreement, the Sellers shall be deemed to have waived such breach or any breach of any representation or warranty of the Purchaser resulting from such untruth and the Purchaser shall have no liability for such breach or untruth under this Agreement from and after the Closing Date.

6.4Indemnification and Exculpation.
(a)            All rights to indemnification and exculpation (including the advancement of expenses) from liabilities existing as of the Effective Date in favor of the current or former directors, managers, officers and employees of the Company, as provided in the articles of incorporation, the bylaws or any indemnification agreements of the Company and pursuant to applicable law shall survive the Closing and shall continue in full force and effect thereafter without amendment, modification or repeal in accordance with their terms for a period of five (5) years.
(b)            The provisions of this Section 6.4 are intended to be for the benefit of, and enforceable by each Person indemnified pursuant to, this Section 6.4.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PURCHASER
The obligations of the Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which, other than the conditions in Sections 7.4 and 7.6, may be waived in whole or in part by the Purchaser).
7.1Representations and Warranties.  Each of the representations and warranties of the Sellers contained in this Agreement and in any certificate or other written instrument delivered the Sellers pursuant hereto shall be true and correct in all respects when made and as of the Closing Date as if made on and as of the Closing Date, except (i) for such representations and warranties that may be untrue or incorrect as a result of actions or transactions expressly permitted or required by this Agreement or actions or transactions of the Sellers made with the prior written consent of the Purchaser, (ii) for such representations and warranties made as of a specified date, which shall be required to be true and correct only on and as of such specified date, and (iii) for those failures of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute a Material Adverse Effect.
7.2Performance.  The Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be so performed or complied with by the Sellers on or before the Closing Date, including those specifically referred to elsewhere in this Article VII.

7.3Certificates of the Sellers.  The Sellers shall have delivered to the Purchaser certificates dated as of the Closing Date in the form of Exhibit A hereto, certifying as to the fulfillment of the conditions set forth in this Article VII.  The Sellers shall have delivered to the Purchaser the certificates of the president of the Company required by Section 5.5(c) of this Agreement.
7.4No Injunction.  There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.
7.5No Proceeding or Litigation.
(a)            Other than immaterial private litigation,there shall not be pending against the Company (whether as a defendant, counterclaim or third party defendant, intervenor, or otherwise) any action, suit, investigation, or other proceeding in, before, or by any Governmental Authority with respect to any claim (other than claims for policy benefits as are specified under insurance Contracts issued, reinsured, or underwritten by First Guaranty.  For purposes of this representation, any action, suit or arbitration proceeding asserted against the company by a party other than a Governmental Authority seeking damages of less than $25,000 shall be deemed immaterial private litigation.
(b)            There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship, supervisory or administrative order or similar proceeding with respect to the Company or the Sellers.
7.6Consents, Authorizations, etc.  All material orders, consents, permits, authorizations, approvals, filings and waivers of every Person disclosed in Section 6.1 or Section 3.5(e) of the Disclosure Schedule (including, without limitation, the approval of the Louisiana Commissioner of Insurance without the material abrogation or diminishment of the Company's authority or license or the imposition of significant restrictions upon the transactions contemplated hereby) shall have been obtained and shall be in full force and effect, and the Purchaser shall have received evidence satisfactory to it of the receipt of such orders, consents, approvals, authorizations, filings and waivers.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE SELLERS
The obligations of the Sellers hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which, other than the conditions in Sections 8.4 and 8.5 may be waived in whole or in part by the Sellers):
8.1Representations and Warranties.  The representations and warranties made by the Purchaser in this Agreement shall be true as of the effective date of this Agreement and shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

8.2Performance.  The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing Date.
8.3Officers' Certificates.  The Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date in the form of Exhibit B hereto and executed by the president of the Purchaser, certifying with respect to the Purchaser as to the fulfillment of the conditions set forth in this Article VIII.  In addition, the Purchaser shall have delivered to the Sellers a certificate in the Form of Exhibit C hereto, dated as of the Closing Date and executed by the president and the secretary or any assistant secretary of the Purchaser certifying that the Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Purchaser with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.
8.4No Injunction.  There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.
8.5Consents, Authorizations, etc.  All orders, consents, permits, authorizations, approvals, and waivers of every Person listed in Sections 3.5(e) and 6.1 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, and the Sellers shall have received evidence satisfactory to the Sellers of the receipt of such consents, approvals, authorizations, and clearances.
ARTICLE IX
SURVIVAL OF PROVISIONS; REMEDIES
9.1Survival.  The representations, warranties, covenants, and agreements respectively made by, the Sellers and the Purchaser in this Agreement, in the Disclosure Schedule, or in any certificate or writing respectively delivered by the Sellers or the Purchaser pursuant to Section 4.3(e), Section 7.3 or Section 8.3 will survive the Closing of this Agreement and the Closing Date:

(a)          until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) in the case of the representations, warranties, covenants and agreements (i) of the Sellers respectively set forth in Sections 3.1, 3.2, 3.3, 3.12 and 3.23, Article II and Article X and (ii) of the Purchaser in Sections 4.1, 4.2, 4.5, 4.7, Article II and Article X; and

(b)            until thirteen (13) months following the Closing Date in the case of all other representations, warranties, covenants, and agreements.
If a Claim Notice or an Indemnity Notice is given in accordance with Section 12.1 before expiration of the applicable time period referenced above, then (notwithstanding such time period) the representation, warranty, covenant, or agreement applicable to such claim shall survive until, but only for purposes of, resolution of such claim.
9.2Available Remedies.  Each Party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of precedent conditions or of precedent requirements imposed upon another Party hereto, the remedy of specific performance shall be available to a non-breaching or non defaulting Party to enforce performance of this Agreement by a breaching or defaulting Party, including, without limitation, to require the consummation of the Closing on the Closing Date.

ARTICLE X
INDEMNIFICATION

10.1Tax Indemnification.
(a)            Subject to the provisions of Article IX, Section 10.4, Section 10.5 and this Section 10.1, after the Closing, the Sellers, severally and not jointly calculated on the basis of each Seller's share of the Purchase Price received by such Seller as determined in accordance with the allocation under Section 2.2 (for each Seller, the "Seller's Pro Rata Share") agree to pay, and to indemnify the Purchaser in respect of, and hold it harmless against, any and all Damages for or in respect of Taxes actually incurred by the Purchaser or the Company as a result of or relating to the Tax liability of the Company for tax year 2015 and prior years, but only to the extent such Tax liability exceeds the amount reflected as a Liability or reserved on the Books and Records of the Company or do not arise from an action taken or omitted by the Purchaser or the Company on or after the Effective Date.  For the avoidance of doubt Babb's share of the Purchase Price for purposes of computing the Seller's Pro Rata Share for Babb shall exclude payments to the Former Shareholders pursuant to Section 2.2(a)(ii).  Sellers shall cause the preparation and filing of the Company's Tax Returns for the year ending December 31, 2015, which shall be prepared consistent with past practice.  Sellers shall provide a copy of the same to Purchaser at least fifteen (15) calendar days prior to filing.
(b)            The Purchaser agrees to pay, and to indemnify the Sellers in respect of, and hold the Sellers harmless from and against, any and all Damages for or in respect of Taxes actually incurred by, imposed upon, or assessed against the Sellers or any Affiliate of the Sellers (other than the Company) as a result of or relating to the Tax liability of the Company for the tax year ending December 31, 2016 and subsequent years.
(c)            The Sellers will notify the Purchaser, or (if applicable) the Purchaser will notify the Sellers, as the case may be, promptly of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax or other Damages covered by this Section 10.1 ("Tax Claim").
(d)            The Sellers will furnish the Purchaser, or (if applicable) the Purchaser will furnish the Sellers, promptly with copies of all correspondence (including, without limitation, notices, requests, explanations, determinations, schedules, charts, and lists) received from any taxing authority in connection with any Tax Claim.  The Sellers will have the right to approve in advance any correspondence sent to any taxing authority by or on behalf of the Purchaser or the Company with respect to any Tax Claim to the extent such correspondence would adversely affect the Sellers's obligations or rights under Section 10.1; provided, however, that the Sellers will be deemed to have approved any such correspondence to the extent notice of its disapproval thereof is not delivered or mailed to the Purchaser in accordance with Article XII with reasonable promptness, but in all events at least fourteen (14) Business Days before the date on which payment of the Tax is due or, if earlier, at least fourteen (14) Business Days before the date on which the ability of the Purchaser to defend against the Tax Claim is irrevocably prejudiced.

(e)            At its option (following reasonable notice to and consultation with the Purchaser), the Sellers may contest any Tax Claim for tax year 2015 and prior years on behalf of the Purchaser in any legally permissible manner until such time as any payment for Taxes or other Damages with respect to such Tax Claim is due or, upon the Sellers's payment of such Taxes and other Damages, may sue for a refund thereof where permitted by applicable Law.  Except as provided in the last sentence of this subsection, the Sellers will control all proceedings taken in connection with any such contest or refund suit, and may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such Tax Claim for tax year 2015 and prior years.  The Purchaser will take such lawful action in connection with the contest or refund suit as the Sellers may reasonably request in writing from time to time, including, without limitation, the prosecution of the contest or refund suit to a final determination, provided that the Sellers request such action with reasonable promptness, but in all events at least fourteen (14) Business Days before the date on which payment of the Taxes or other Damages are due or become final, or if earlier, at least fourteen (14) Business Days before the date on which the Purchaser's ability to defend against the Tax Claim is irrevocably prejudiced.  Notwithstanding the foregoing provisions of this Section 10.1(e), if such contest or refund suit has or may reasonably be expected to have a material effect on the Liability of the Purchaser for Taxes for tax year 2016 and/or subsequent years, then the Sellers and the Purchaser will jointly control any such contest or refund suit.
(f)            The Purchaser shall provide and shall cause the Company to provide all Books and Records as the Sellers reasonably request, and shall cause the Purchaser's and the Company's tax advisors to provide such work papers and other information as the Sellers shall reasonably request, to permit the Sellers to prepare and file the Tax Returns for tax year 2015 and/or to contest any Tax Claim under this Section 10.1.
(g)            The Purchaser shall prepare and file the Company's Tax Returns for tax year ending December 31, 2016.
10.2Other Indemnification.
(a)            Subject to the provisions of Article IX, Section 10.3, Section 10.4 and Section 10.5, the Sellers, severally and not jointly, in accordance with each Seller's Pro Rata Share, agree to indemnify the Purchaser in respect of, and hold it harmless against:
(i)            any and all Damages actually incurred on a cumulative basis, whether or not arising from the same event, transaction or occurrence (other than Damages that the Sellers have paid or are liable to pay to the Purchaser pursuant to Section 10.1), resulting from any breach of any or more than one representation or warranty of the Sellers contained in this Agreement or any certificate delivered by or on behalf of the Sellers pursuant to Section 7.3; and

(ii)            any and all Damages actually incurred on a cumulative basis resulting from any nonfulfillment of or failure to perform any covenant of the Sellers contained in this Agreement.
(b)            Subject to the provisions of Article IX and Section 10.3, Section 10.4 and Section 10.5, the Purchaser agrees to indemnify the Sellers in respect of, and hold the Sellers harmless against:
(i)            any and all Damages on a cumulative basis, whether or not arising from the same event, transaction or occurrence (other than Damages that the Purchaser has paid or is liable to pay to the Sellers pursuant to Section 10.1), resulting from breach of any or more than one representation or warranty of the Purchaser contained in this Agreement or any certificate delivered by or for the Purchaser pursuant to Section 8.3; and
(ii)            any and all Damages on a cumulative basis resulting from any nonfulfillment of or failure to perform any covenant or agreement of the Purchaser contained in this Agreement.
10.3Method of Asserting Claims.  All claims for indemnification by any Indemnified Party will be asserted and resolved as follows:
(a)            Third Party Claims.  In the event that, following the Closing, any Indemnified Party receives notice of any claim or the commencement of any action or proceeding by any Person who is not a Party to this Agreement or an Affiliate of a Party (a "Third Party Claim") for which an Indemnifying Party would be liable for Damages to an Indemnified Party under Section 10.2, the Indemnified Party will deliver a notice ("Claim Notice") to the Indemnifying Party within twenty (20) calendar days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such Third Party Claim) which Claim Notice must (i) provide with reasonable specificity the basis on which indemnification is being asserted, (ii) set forth the actual or good faith estimated amount of Damages for which indemnification is being asserted, if known, and (iii) be accompanied by copies of all relevant pleadings, demands, and other papers served in the Indemnified Party.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen (15) calendar days after receipt of the Claim Notice from the Indemnified Party, to conduct at its own expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) calendar days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, who shall be subject again to the Indemnified Party's approval not to be unreasonably withheld or delayed.  The Indemnified Party shall take all reasonable action necessary to preserve the rights and defenses of the Indemnifying Party until the earlier of:  (i) the date the Indemnifying Party has assumed the defense of such Third Party Claim; or (ii) fifteen (15) calendar days after the Indemnified Party's receipt of the Defense Notice.

(i)            In the event that the Indemnifying Party shall fail to give the Defense Notice timely, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith; provided that the Indemnified Party may not compromise and settle the claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
(ii)            In the event the Indemnifying Party elects to conduct the defense of the subject Third Party Claim pursuant to this Article X, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its own expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party; or such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; or such settlement includes a written admission of guilt or liability. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent that such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party. If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 10.3(a), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such offer within thirty (30) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party for Damages as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 30 day period.
(iii)            Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.
(b)            Direct Claims.  It is the intent of the Parties hereto that all direct claims for indemnification hereunder by an Indemnified Party against any Indemnifying Party which do not constitute Third Party Claims ("Direct Claims") shall be subject to and benefit from the terms of this Section 10.3(b).  In the event any Indemnified Party should have a Direct Claim against any Indemnifying Party hereunder, the Indemnified Party will notify the Indemnifying Party with reasonable promptness of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the "Indemnity Notice"), and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy or dispute such Direct Claim.  If the Indemnifying Party has timely disputed such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, or if the Indemnifying Party does not so respond to the Indemnity Notice within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement or otherwise.

(c)            Failure to Give Timely Notice.  A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Indemnifying Party entitled to receive such notice was deprived of its right to recover payment under its applicable insurance coverage or was otherwise directly or materially prejudiced or damaged as a result of such failure to give timely notice.
10.4Mitigation.  The Parties shall use commercially reasonable efforts to mitigate the costs and expenses as well as any Damages arising out of any Third Party Claim or Direct Claim.
10.5Limitations on Indemnification.
(a)            No indemnification payment by the Sellers pursuant to Article X shall be payable for any Damages until the aggregate amount of all Damages actually incurred by the Purchaser exceeds $50,000 (the "Deductible"), in which case the Purchaser shall be entitled to indemnification for the full amount of Damages actually incurred in excess of the Deductible; provided, however, that the Purchaser shall have no right of indemnification with respect to any single Damage or series of related Damages which is less than $5,000 (the "Mini-Basket") and no such Damage or Damages shall be taken into account in determining whether or the extent to which the Deductible has been exceeded.  The aggregate Liability for all Damages under Section 10.2(a) of each Seller shall not exceed such Seller's Pro Rata Share.
(b)            Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to any consequential, special, speculative, incidental, punitive, exemplary, or indirect damages, lost profits or business interruption damages, by statute, in tort or contract, under any indemnity provision or otherwise, but shall be entitled to actual damages incurred by the Indemnified Party because the Indemnified Party had to pay such special damages to a third party.
(c)            The amount of any Damages for which indemnification is provided hereunder shall take into account and be reduced by (i) any amounts received by the Indemnified Party under insurance, indemnification, contribution, reimbursement or similar contracts, and (ii) any reduction in the amount of Taxes that otherwise would be payable by the Indemnified Party that results solely for the incurrence of such Damages (as determined by the Indemnified Party in its  sole discretion exercised in good faith); provided that any indemnification payment provided hereunder shall initially be made without regard to this Section 10.5(c) and shall be reduced to reflect any reduction in the amount as a result of insurance, indemnification, contribution, reimbursement or Taxes as and when such reduction is actually realized by the Indemnified Party.  For purposes of this Agreement, an Indemnified Party shall be treated as having "actually realized" a reduction in the amount of Taxes payable by such Indemnified Party to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is reduced below the amount of Taxes that such Indemnified Party would be required to pay but for the incurrence or payment of such Damages.  The amount of any reduction pursuant to clause (ii) of this Section 10.5(c) shall be adjusted to reflect any final determination with respect to the Indemnified Party's liability for Taxes, and payments between the Parties to this Agreement to reflect such adjustment shall be made if necessary.

(d)            Notwithstanding anything to the contrary herein, each Seller's individual aggregate Liability for all Damages under this Article X shall not exceed such Seller's Pro Rata Share.
(e)            All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price.
10.6Exclusive Remedy.  The indemnification provided under this Article X shall be the sole and exclusive remedy of the Parties after the Closing with respect to, arising out of, or resulting from, this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith); provided, however, that the foregoing shall not (i) limit the rights of any Party to seek any equitable remedy available to enforce the rights of such Party under this Agreement or (ii) limit the right of a Party to seek any available remedy for fraud.  Each Party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder, other than any equitable remedy available to enforce the rights of such Party under this Agreement and the right of such Party to seek any available remedy for fraud.
ARTICLE XI
TERMINATION
11.1Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing:
(a)            by mutual written agreement of the Parties;
(b)            by either of the Parties, if the approvals of any Governmental Authorities have been denied or refused, notwithstanding the commercially reasonable efforts of the Party having responsibility for obtaining such approvals;
(c)            at any time by the Sellers if any of the covenants set forth in Article VI shall have been breached or any of the conditions set forth in Article VIII (other than the receipt of all approvals of Governmental Authorities) shall not have been satisfied, performed, or complied with, in any material respect, at or before the Closing Date and such breach, non-satisfaction, non-performance, or non-compliance has not been cured or eliminated within thirty (30) calendar days after notice thereof has been given to the Purchaser, provided that at the time of such termination the Sellers have neither breached any of the covenants set forth in Article V nor failed to satisfy, perform, or comply with any of the conditions set forth in Article VII, in any material respect; or

(d)            at any time by the Purchaser if any of the material covenants set forth in Article V shall have been materially breached or any of the conditions set forth in Article VII (other than the receipt of all approvals of Governmental Authorities) shall not have been satisfied, performed, or complied with, in any material respect, before the Closing and such breach, non-satisfaction, non-performance or non-compliance has not been cured or eliminated within thirty (30) days after notice thereof has been given to the Sellers; provided that at the time of such termination the Purchaser has neither breached any of the covenants set forth in Article VI nor failed to satisfy, perform, or comply with any of the conditions set forth in Article VIII or Article 7.8, in any material respect; or
(e)            at any time after April 30, 2016, by the Sellers or the Purchaser, if the Closing shall not have occurred on or before such date and such failure is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the Party electing to terminate pursuant to this clause (e); provided, however, that either party may request an extension of up to an additional sixty (60) days if the sole reason for the extension is to allow for additional time to obtain approval of the applicable Governmental Authorities.
11.2Effect of Termination.  If this Agreement is validly terminated pursuant to Section 11.1, this Agreement will forthwith become null and void, and there will be no Liability on the part of the Sellers or the Purchaser (or any of its officers, directors, employees, agents, consultants, or other representatives) and except that this Section 11.2 and Article XII will continue to apply following any such termination; provided, however, that notwithstanding anything in this Section to the contrary, in the event of termination pursuant to Section 11.1(c) and (d), the breaching Party will not be relieved of any liability for Damages it may have to the electing Party by reason of its breach of this Agreement.
11.3Frustration of Closing Conditions.  None of the Sellers or the Purchaser may rely on the failure of any condition set forth herein to be satisfied if such failure was caused by such Party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.
11.4Specific Performance.  Each Party shall be entitled to specific performance in the event the other Party fails to perform any of its obligations which are conditions to the Closing.
ARTICLE XII
MISCELLANEOUS
12.1Notices.  All notices and other communications under this Agreement must be in writing and delivered personally, telecopied, sent by overnight express or mailed, by certified mail, return receipt requested, first class postage prepaid, to the Parties at the following addresses:

If to the Sellers or the Company, to:

Christi Diane Babb
1781 Belmont Rd.
Ashdown, AR 71822
Phone: (870) 898-3699
Email:diane.babb@first-gic.com

Jack Madden, Jr.
421 Jessie White Circle
Ashdown, AR 71822
Phone: (870) 898-3331

Mr. Kirk B. Babb, President
Reppond Holding Company
First Guaranty Insurance Company
P.O. Box 848
Ashdown, AR 71822
Phone: (870) 898-5191
Fax: (870) 898-7122
Email: kirk.babb@first-gic.com

If to the Purchaser, to:

Security National Financial Corporation
Scott M. Quist, President
5300 South 360 West, Ste 250
Salt Lake City, UT 84123
Phone: 801-264-1060
Fax: 801-265-9882
Email:scottq@securitynational.com

With a copy (which shall not constitute notice) to:

Mr. Burnie Burner
Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
500 W. 5th Street, Suite 1150
Austin, Texas 78701-3835
Phone: 512-480-5100
Fax: 512-322-0301
Email: bburner@mwlaw.com

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article XII will if delivered personally or by nationally recognized overnight express, be deemed given upon delivery, if delivered by facsimile or electronic mail, be deemed delivered when electronically confirmed; and if delivered by certified mail in the manner described above, be deemed given when received. Any Party from time to time may change its address for the purpose of notices to that Party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the Party sought to be charged with the contents thereof.

12.2Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter of this Agreement, and this Agreement (including the Exhibits hereto and the Disclosure Schedule) contain the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.
12.3Expenses.  Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Article X), each of the Sellers and the Purchaser will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.
12.4Public Announcements.  At all times at or before the Closing, the Sellers and the Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public (other than any regulatory filings required hereunder) with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or press release or will use good faith efforts to obtain the other Party's approval of the text of any public report, statement, or press release to be made solely on behalf of a Party.  If the Parties are unable to agree on or approve any such public report, statement, or press release and such report, statement, or press release is, in the opinion of legal counsel to a Party, required by Law or may be appropriate in order to discharge such Party's disclosure obligations, then such Party may make or issue the legally required report, statement, or press release.  Any such report, statement, or press release approved or permitted to be made pursuant to this Section may be disclosed or otherwise provided by the Sellers or the Purchaser to any Person, including without limitation to any employee or customer of either Party hereto and to any Governmental Authority.
12.5Confidentiality.  Each of the Sellers and the Purchaser will hold, and will cause the Company and its respective officers, directors, employees, agents, consultants, attorneys and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approval of insurance regulatory authorities) or by other requirements of Law, all confidential documents and confidential information concerning the other Party furnished to it by the other Party or such other Party's officers, directors, employees, agents, consultants, attorneys or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been previously lawfully known by the Party receiving such documents or information, in the public domain through no fault of such receiving Party, or later acquired by the receiving Party from other sources not themselves bound by, and in breach of, a confidentiality agreement.  Neither the Sellers nor the Purchaser will disclose or otherwise provide any such confidential documents or confidential information to any other Person, except to either Party's respective auditors, actuaries, attorneys, financial advisors, and other consultants and advisors who need such documents or information in connection with this Agreement and except as required by the provisions of Sections 5.1 and 6.1.  This Section 12.5 shall survive termination of this Agreement for a period of thirteen (13) months.

12.6Section 338(h)(10) Election.  If requested by the Purchaser, the Sellers and the Purchaser shall join in making and filing a timely election on Form 8023 (but in no event later than the fifteenth day of the ninth month beginning after the Closing Date as required by Treas. Reg. Section 1.338(h)(10)-1(c)(3)) under Section 338(h)(10) of the Code and any similar state law provisions in all states in which the Company files income tax returns and which permit corporations to make such elections, with respect to the sale and purchase of the Shares pursuant to this Agreement, and each Party shall provide the others with all necessary information to permit such elections to be made.  The Purchaser and the Sellers shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) election; provided, however, that the Purchaser shall be the Party responsible for preparing Form 8023 and any other forms, returns, schedules and other documents necessary for making an effective and timely Section 338(h)(10) election and Purchaser shall make a payment to Sellers, at the time of their execution of Form 8023, an amount equal to the additional Tax liability, as determined by the Seller's tax advisors, that the Sellers will incur as a result of the Section 338(h)(10) election.
12.7Further Assurances.  The Sellers and the Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of the Company, and to carry out the terms of this Agreement.  Without limiting the generality of the foregoing, the Sellers and the Purchaser, as the case may be, will give and will cause their respective Affiliates to give representatives of the other Parties to this Agreement reasonable access during normal business hours to all Books and Records of the Sellers, the Company, and the Purchaser, as the case may be, and their Affiliates, which may be reasonably requested by such other Parties in the preparation of any post Closing Date financial statements, reports, or Tax Returns, or to carry out any of the provisions of Article X.
12.8Waiver or Extension.  Any term or condition of this Agreement may be waived or extended at any time by the Party or Parties that is entitled to the benefit thereof.  Such waiver or extension must be in writing and must be executed by the president or any vice president of such Party, if the Party is an entity.  A waiver or extension on one occasion will not be deemed to be a waiver or extension of the same or any other breach on a future occasion.  All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.
12.9Amendment.  This Agreement may be modified or amended only by a writing duly executed by or on behalf of the Sellers and the Purchaser.
12.10Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  For purposes hereof, facsimile and electronically scanned pdf copies hereof and facsimile and electronically scanned pdf signatures hereof shall be authorized and deemed effective.
12.11No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Sellers and the Purchaser, and their respective successors or assigns, and it is not the intention of the Parties to confer third Party beneficiary rights upon any other Person unless otherwise expressly provided herein.

12.12Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARKANSAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES).
12.13Binding Effect.  This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and, subject to Section 12.14, assigns.
12.14Assignment.  Except as otherwise provided herein, neither this Agreement nor any right hereunder or part hereof may be assigned by any Party hereto without the prior written consent of the other Party hereto.
12.15Headings, etc.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.
12.16Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the Sellers or the Purchaser under this Agreement will not be materially and adversely affected thereby (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
12.17Limitations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY ANYWHERE IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE; provided, however, that this shall not prevent an Indemnified Party from recovering under Article X hereof for actual damages incurred by the Indemnified Party regardless of whether the damages sought from the Indemnified Party were actual or special.
12.18Disclosure Schedule.  The information in the Disclosure Schedule constitutes exceptions or qualifications to particular representations, warranties, covenants and obligations of the Sellers as set forth in this Agreement or descriptions or lists of assets and liabilities and other items referred to in this Agreement.  The Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Sellers, is outside the Ordinary Course of Business, or constitutes a Material Adverse Effect.  Capitalized terms used in the Disclosure Schedule that are not defined therein but are defined in this Agreement shall have the meanings given to them in this Agreement.  The captions contained in the Disclosure Schedule are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or the Agreement.  The Sellers shall update the Disclosure Schedule as needed to make the representations, warranties, covenants and agreements of the Sellers accurate and complete as of the Closing and shall promptly notify the Purchaser of any such updates; provided that, except as expressly provided below in this Section 12.18, such updates shall not be deemed to amend the Disclosure Schedule or qualify or cure the related representations and warranties of the Sellers herein.  With respect to any update that relates solely to actions, occurrences, facts, developments or events that (i) both arises and becomes known to the Sellers after the date hereof and would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the date hereof, (ii) does not arise from a breach of this Agreement, and (iii) either (A) is not material to Company, or (B) arises out of or is attributable to any item described in parts (i) through (iv) of the definition of "Material Adverse Effect", the update shall be deemed to amend the Disclosure Schedule and qualify and cure the representations and warranties of the Sellers herein ("Immaterial Interim Breaches").

12.19Certain Understandings.  Each of the Parties hereto is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.  Each of the Parties hereto hereby acknowledges that there are no representations or warranties by or on behalf of any Party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and as set forth in the certificates to be delivered pursuant to Section 7.3 and Section 8.3; no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Disclosure Schedules) and as set forth in the certificates to be delivered pursuant to Section 7.3 and Section 8.3; and the Parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
12.20Attorney-Client Privilege and Conflict Waiver.  Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (the "Company Firm") has represented the Sellers and the Company in connection with this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby (the "Transaction Engagement") and in that connection, not as counsel for any other Person, including the Purchaser. The Parties recognize the commonality of interest that exists among the Sellers and Company and will continue to exist until the Closing, and the Parties agree that the existence of such commonality of interest prior to the Closing should continue to be recognized after the Closing. Specifically, the Parties agree that the Purchaser shall not, and shall not cause the Company to, and shall cause the Company not to, seek to have the Company Firm disqualified from representing the Sellers in connection with any dispute that may arise between the Sellers, on one hand, and the Purchaser or the Company, on the other hand, in connection with this Agreement or the transactions contemplated hereby. Further, notwithstanding that the Company and the Sellers are or were a client of the Company Firm, upon and after the Closing, all communications between the Company and the Sellers and the Company Firm in the course of the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to the Sellers and not the Company or the Purchaser in any dispute arising between the Sellers, on one hand, and the Purchaser or the Company, on the other hand. The Purchaser shall not have access to any such communications, or to the files of Company Firm relating to the Transaction Engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, notwithstanding that the Company was a client, in the Transaction Engagement or otherwise, upon and after the Closing: (i) the Sellers shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and the Company Firm that occurred prior to the Closing in connection with the Transaction Engagement, (ii) to the extent that files of the Company Firm in respect of the Transaction Engagement constitute property of the client, only the Seller shall hold such property rights and (iii) the Company Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, the Purchaser or any of their respective Affiliates by reason of any attorney-client relationship between the Company Firm and the Company or otherwise. If any Seller so desires, and without the need for any consent or waiver by the Company or the Purchaser, the Company Firm shall be permitted to represent such Seller after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing sentence, after the Closing, the Company Firm shall be permitted to represent the Sellers, any of their respective Affiliates, family members or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute ("dispute" includes litigation, arbitration or other adversarial proceedings) with the Purchaser, the Company or any of their Affiliates under or relating to this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby, such as claims for indemnification and disputes involving other agreements entered into in connection with this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with the Company Firm, unless the Company Firm is specifically engaged in writing by the Company to represent it after the Closing and either such engagement involves no conflict of interest with respect to the Sellers or the Sellers consent in writing at the time to such engagement.  Any such representation by the Company Firm after the Closing does not affect the provisions of this Section 12.20.  For example, and not by way of limitation, even if the Company Firm is representing the Company after the Closing, the Company Firm shall be permitted to simultaneously represent the Sellers in any matter, including any disagreement or dispute relating hereto. Each of the Parties to this Agreement consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by the Company Firm hereunder.   In consideration for this agreement by Purchaser, Sellers further agree that they will not seek to  have counsel to Purchaser disqualified from representing Purchaser and/or Company in connection with any dispute that may arise between the Sellers, on one hand, and the Purchaser and/or the Company, on the other hand, in connection with this Agreement or the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Sellers and the Purchaser as of the date first written above.

SELLERS:

/s/ Christi Diane Babb
Christi Diane Babb

/s/ Jack Madden, Jr.
Jack Madden, Jr.

PURCHASER:

SECURITY NATIONAL FINANCIAL CORPORATION

By:_ /s/ Scott M. Quist
Scott M. Quist, President

SCHEDULE 1.1
DEFINITIONS OF TERMS
"Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
"Agreement" shall mean this Stock Purchase Agreement, together with other exhibits and the Disclosure Schedule attached hereto.
 "Annual Statement" shall mean any annual statement of First Guaranty filed with or submitted to the insurance regulatory authorities in the State of Louisiana on forms prescribed or permitted by such authorities.
"Assets and Properties" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed and whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, insurance or annuities in force, goodwill, and going concern value.
"Benefit Arrangement" shall mean any "employee benefit plan" as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder ("ERISA") (whether or not subject to ERISA) and any other material plan, program, agreement, arrangement, obligation or practice, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Section 125 of the Internal Revenue Code of 1986, as amended (the "Code"), and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by First Guaranty or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of First Guaranty or their beneficiaries, or (ii) pursuant to which First Guaranty or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such Persons.  For purposes of this Agreement, the term "ERISA Affiliate" means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a "controlled group" within the meaning of Section 4001 of ERISA.

"Best Knowledge of the Purchaser" shall mean the actual knowledge of Scott M. Quist, Andrew S. Quist, Jason G. Overbaugh, Christie R. Overbaugh, Jeffery R. Stephens, Jeffery Adams,  Garrett S. Sill or John W. Van Valkenberg or knowledge of any such Person which should have been known after due inquiry of an ordinary person under similar circumstances of any such Person as of the date of this Agreement.
"Best Knowledge of the Sellers or the Company" or "Known to the Sellers or the Company" shall mean the actual knowledge of Babb, Madden or Kirk B. Babb or knowledge of any such Person which should have been known after due inquiry of an ordinary person under similar circumstances of Babb, Madden or Kirk B. Babb.
"Books and Records" shall mean all original files and records (or copies thereof) in whatever form (including computer generated, recorded or stored records, and any database, magnetic or optical media, to the extent not subject to licensing restrictions), in the possession or under the control of the Sellers relating primarily to the Company including, without limitation, policy files, claims files, underwriting files, sales records, advertising files, customer lists, compliance records, policy form files (including all files relating to the filing and approval of policy forms, applications and riders with any Governmental Authority), accounting, financial reporting, and Taxes covering any period prior to the Closing Date, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of the Company, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.
"Book Value" as applied to any real property shall mean the book value of the real property as reflected on the 2014 Annual Statement of Company as filed with the Louisiana Department of Insurance and as included on Schedule 2.2.
"Business Day" shall mean a day other than Saturday, Sunday, a federal holiday or any day on which the principal commercial banks located in Salt Lake City, Utah, and Arkansas are authorized or obligated to be closed.
"Business or Condition" shall mean the organization, existence, authority, licenses or Liabilities of a specified Person; provided that "Business or Condition" shall not relate to insurance in force of First Guaranty.
"Certificate of Authority" means the license, permit, certificate of authority or other document issued by a Governmental Authority authorizing the Person to engage in the business of life, accident and health insurance in a particular jurisdiction.
"Claim Notice" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 10.3, enclosing a copy of all papers served, if any.

"Closing" shall have the meaning ascribed to that term in Section 2.4 of this Agreement.
"Closing Date" shall have the meaning ascribed to that term in Section 2.4 of this Agreement.
"Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.
"Common Stock" shall have the meaning ascribed to that term in the recitals to this Agreement.
"Company" shall have the meaning ascribed to that term in the recitals to this Agreement.
"Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity, reinsurance agreement, reinsurance treaty, or other binding contract or commitment (whether written or oral).
"Damages" shall mean any and all monetary damages, Liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).
"Deductible" shall have the meaning ascribed to that term in Section 10.5(a)(i) of this Agreement.
"Defense Notice" shall have the meaning ascribed to that term in Section 10.3(a) of this Agreement.
"Direct Claims" shall have the meaning ascribed to that term in Section 10.3(b) of this Agreement.
"Disclosure Schedule" shall mean the confidential document furnished by Sellers to Purchaser together with this Agreement, and as may be updated from time to time, and containing all Schedules identified in this Agreement except Schedule 1.1 and all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.
"Effective Date" shall mean the Closing Date or such other date as may be mutually agreed to by the Sellers and the Purchaser.
"End of Period Date" shall have the meaning ascribed to that term in Section 3.10 of this Agreement.
"Financial Statements" shall have the meaning ascribed to that term in Section 3.8 of this Agreement.
 "GAAP" shall mean generally accepted accounting principles, consistently applied.

"Governmental Authority" shall mean any federal, state, local or foreign governmental or regulatory authority, agency, commission, court or other legislative, executive or judicial governmental authority, including, without limitation, any insurance regulatory authority, including the Louisiana Department of Insurance or the Louisiana Commissioner of Insurance.
"Indemnified Party" shall mean a Party claiming indemnification under Article X of this Agreement.
"Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under Section 10.3.
"Indemnity Notice" shall have the meaning ascribed to that term in Section 10.3(b) of this Agreement.
"Intercompany Balances" shall have the meaning ascribed to that term in Section 5.15 of this Agreement.
"IRS" shall mean the United States Internal Revenue Service or any successor agency.
"Latest Statement" shall have the meaning ascribed to that term in Section 3.10 of this Agreement.
"Laws" shall mean all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law in the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.
"Liabilities" shall mean all debts, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due).
"Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give or to refrain from giving any of the foregoing.
"Louisiana Commissioner of Insurance" shall mean the Commissioner of Insurance for the State of Louisiana, or any Deputy Insurance Commissioner or Associate Insurance Commissioner acting in that capacity, or their respective successors in office.

"Material Adverse Effect" shall mean any event, change or effect (or series of related events, changes or effects) that individually or in the aggregate (i) has been or will be  materially adverse to the business or financial condition of the Company or (ii) will prevent the Sellers from performing their obligations to consummate the sale of the Shares to the Purchaser as contemplated by this Agreement; provided, that in no event shall any event, series of events, change or effect that is attributable to any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in the determination of whether a Material Adverse Effect has occurred or will occur: (i) any change in any law, legal requirements or accounting standards (including SAP) or interpretations or the enforcement thereof (except to the extent that such change has had, or will have, a materially disproportionate effect on the Company, relative to other Persons in the life insurance and annuity industry); (ii) conditions affecting any of the industries, industry sectors or geographic sectors in which the Company operates or in which products of the Company are sold or marketed, or general business, financial, banking or economic conditions or debt, currency or capital markets (whether in the United States or any other country or in any international market), including changes in interest rates, exchange rates, commodity prices and fuel costs (except to the extent that such change has had, or is reasonably likely to have, a materially disproportionate effect on the Company, relative to other Persons in the life insurance and annuity industry); (iii) acts of God, national or international political or social conditions, the engagement by the United States or other countries in hostilities, war or military operations, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, sabotage, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event; (iv) the execution or delivery of this Agreement or the announcement, disclosure, pendency or consummation of the transactions contemplated by this Agreement or attributable to the fact that the Purchaser is the prospective owner of the Company (including the impact thereof on relationships, contractual or otherwise, with, or other impact on, policy holders, agents, employees, or regulators)); (v) any event, condition or other matter described on the Disclosure Schedule to this Agreement to the extent such event, condition or other matter exists as of the date of this Agreement, (vi) compliance by the Company with the terms of, or the taking of any action by the Company required by this Agreement; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Purchaser has expressly consented in writing; or (viii) any failure by the Company to achieve any published or internally prepared budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change underlying such failure contributes, or has contributed to, a Material Adverse Effect, subject to the exceptions contained in clauses (i) to (vii)).
"Ordinary Course of Business" means the ordinary course of business in all material respects consistent with past custom and practice (including with respect to quantity and frequency) of Reppond and First Guaranty.
 "Permitted Liens" means (i) Liens for Taxes or assessments not yet due and payable or that are being contested in good faith by appropriate proceedings with adequate reserves therefor established on the financial books and records of the Company; (ii) terms and conditions of any Contracts that have been fully properly disclosed to the Purchaser on an appropriate schedule to this Agreement; (iii) mechanics', carriers', workers', repairers' and other similar Liens arising by operation of Law in the Ordinary Course of Business relating to obligations which are not past due or which are being contested in good faith by appropriate proceedings with adequate reserves therefore established on the financial books and records of the Company, or pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation); and (iv) Liens disclosed in Section 3.16 of the Disclosure Schedule.

"Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.
"Purchase Price" shall have the meaning ascribed to that term in Section 2.2 of this Agreement.
"Purchaser" shall have the meaning ascribed to that term in the preamble of this Agreement.
"Quarterly Statement" shall mean any quarterly statement prepared by the Company filed with or submitted to the Louisiana Commissioner of Insurance on forms prescribed or permitted by such authority.
 "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities in the State of Louisiana, consistently applied throughout the specified period and in accordance with past practice of First Guaranty.
"Sellers" shall have the meaning ascribed to that term in the preamble of this Agreement.
"Shares" shall have the meaning ascribed to that term in the recitals to this Agreement.
"Tax Claim" shall have the meaning ascribed to it in Section 10.1(c) of this Agreement.
"Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities, including without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, Phase III, and franchise taxes and Guaranty Fund assessments imposed by the United States of America or any state, local, or foreign government, or any subdivision agency, or other similar Person of the United States or any such government; and such term shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.
"Tax Returns" shall mean any report, return, or other information required to be supplied to a taxing authority in connection with Taxes.
"Third Party Claim" shall have the meaning ascribed to it in Section 10.3(a) of this Agreement.
The additional capitalized terms used herein and set forth below shall have the meanings ascribed to them in the Paragraph or Section indicated below:

Term	Section
Babb	Preamble
Company Firm	Section 12.20
Confidentiality Agreement	Section 5.2
Environmental Claim	Section 3.16
Environmental Law	Section 3.16
First Guaranty	Preamble
First Guaranty Common Stock	Second Whereas Clause
First Guaranty Shares	Second Whereas Clause
Hazardous Materials	Section 3.16
Madden	Preamble
Mini-Basket	Section 10.5(a)
Party or Parties	Preamble
Pre-Closing Company Service	Section 5.20(b)
Prior Stock Purchase Agreements	Section 2.2(b)
Purchaser Employee Benefits Plans	Section 5.20(b)
Qualified Plan	Section 3.15(b)
Reppond	Preamble
Seller's Pro Rata Share	Section 10.1(a)
Transaction Engagement	Section 12.20
Transferred Real Estate	Section 2.2

ASSIGNMENT OF AND AMENDMENT TO
STOCK PURCHASE AGREEMENT

THIS ASSIGNMENT OF AND AMENDMENT TO STOCK PURCHASE AGREEMENT (the "Amendment") is made and entered into as of March 5th, 2016 by and between SECURITY NATIONAL FINANCIAL CORPORATION, a Utah corporation ("SNFC"), SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah domestic stock legal reserve life insurance company ("SNLIC"), and CHRISTY DIANE BABB, an individual ("Babb") and JACK MADDEN, JR., an individual ("Madden") (each of Babb and Madden a "Seller" and collectively, the "Sellers"), with respect to the acquisition by the Purchaser of all of the outstanding capital stock of REPPOND HOLDING COMPANY, an Arkansas corporation("Reppond") which is the sole shareholder of all outstanding capital stock of First Guaranty Insurance Company, a Louisiana domestic stock legal reserve life insurance company ("First Guaranty").

W I T N E S S E T H:

WHEREAS, on February 17, 2015, SNFC, Babb and Madden entered into a Stock Purchase Agreement (the "Original Agreement"), with respect to the acquisition by SNFC of all of the outstanding capital stock of Reppond Holding Company;

WHEREAS, SNLIC is a wholly-owned subsidiary of SNFC;

WHEREAS, the parties hereto desire to amend the Original Agreement to substitute SNLIC as purchaser under the Original Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            SNFC hereby assigns and transfers to SNLIC all of SNFC's right, title and interest in and to the Original Agreement, and all references to "Purchaser" in the Original Agreement shall now refer to SNLIC. SNLIC hereby accepts and agrees to perform all duties required of SNFC and to assume all costs and liabilities of SNFC under the terms of the Original Agreement.

2.            The first sentence of paragraph 4.1 of the Original Agreement shall be deleted in its entirety and replaced with the following:

The Purchaser is a Utah domestic stock legal reserve life insurance company duly organized, validly existing, and in good standing under the Laws of the State of Utah, and has full power and authority to enter into this Agreement and to perform its obligations hereunder.

3.            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as expressly modified by this Amendment, all other terms and conditions of the Original Agreement are unchanged.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Sellers, SNLIC and SNFC as of the date first written above.

SELLERS:

/s/ Christi Diane Babb
Christi Diane Babb

/s/ Jack Madden, Jr.
Jack Madden, Jr.

SNFC:

SECURITY NATIONAL FINANCIAL
CORPORATION

By:/s/ Scott M. Quist
Scott M. Quist, President

PURCHASER/SNLIC:

SECURITY NATIONAL LIFE
INSURANCE COMPANY

By:/s/ Scott M. Quist
Scott M. Quist, President